Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

Zoe’s Kitchen, Inc.

Cava Group, Inc.,

and

Pita Merger Sub, Inc.

Dated as of August 16, 2018

i

EXHIBITS

EXHIBITS

Exhibit A                                             Form of Certificate of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 16, 2018, is by and among Zoe’s Kitchen, Inc., a Delaware corporation (the “Company”), Cava Group, Inc., a Delaware corporation (“Parent”), and Pita Merger Sub, Inc., a Delaware corporation and a Wholly Owned Subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties,” and each, a “Party”).

WITNESSETH:

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition of the Company by Parent, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a Wholly Owned Subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has unanimously (i) resolved to recommend that the Company’s stockholders adopt this Agreement, (ii) declared this Agreement advisable, (iii) determined that this Agreement and the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and the Company’s stockholders, (iv) approved this Agreement and the Merger and the other transactions contemplated by this Agreement and (v) directed that the adoption of this Agreement be submitted for consideration by the Company’s stockholders at a special meeting thereof;

WHEREAS, the board of directors of Merger Sub has unanimously (i) resolved to recommend that Parent (as Merger Sub’s sole stockholder) adopt this Agreement, (ii) declared this Agreement advisable, (iii) determined that this Agreement and the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Merger Sub and Parent (as Merger Sub’s sole stockholder) and (iv) approved this Agreement and the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the board of directors of Parent has (i) declared this Agreement advisable, (ii) determined that this Agreement and the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Parent and Parent’s stockholders and (iii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified herein.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1                                          The Merger.  At the Effective Time, on the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence under Delaware law as the surviving company in the Merger (the “Surviving Corporation”) and a Wholly Owned Subsidiary of Parent.

Section 1.2                                          Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, at 10:00 a.m., local time, on the third Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by law) of such conditions), or at such other place (or by means of remote communication), date and time as the Company and Parent may agree in writing.  The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3                                          Effective Time.  On the Closing Date, the Company and Merger Sub shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the Merger.  The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such time as is agreed between the Parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such time, the “Effective Time”).

Section 1.4                                          Effects of the Merger.  The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided in Section 259(a) of the DGCL.

Section 1.5                                          Organizational Documents of the Surviving Corporation.

(a)                                 At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated to be in the form set forth in Exhibit A to this Agreement and as so amended shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until thereafter amended as provided therein or in accordance with applicable Law.

(b)                                 At the Effective Time, the Amended and Restated Bylaws of the Company, as amended, shall be amended in their entirety to read the same as the bylaws of Merger Sub immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or in accordance with applicable Law.

Section 1.6                                          Directors.  The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

Section 1.7                                          Officers.  Except as otherwise determined by Parent prior to the Effective Time (it being acknowledged and agreed that the Company and Parent shall take all actions necessary to effect any such determination made by Parent prior to the Effective Time), the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1                                          Effect on Capital Stock.

(a)                                 At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or any holder of any shares of Company Common Stock or common stock of Merger Sub:

(i)                                     Conversion of Company Common Stock.  Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than (A) Cancelled Shares or any Dissenting Shares or (B) for the avoidance of doubt, any Company Restricted Shares, which shall be treated in accordance with Section 2.3(b)) (such shares of Company Common Stock, other than those contemplated by the foregoing clauses (A) and (B), the “Eligible Shares”), shall be automatically converted into the right to receive $12.75 in cash per share of Company Common Stock (such amount in cash per share of Company Common Stock, without interest, the “Merger Consideration”), payable pursuant to Section 2.2(d).

(ii)                                  Common Stock of Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.  From and after the Effective Time, all certificates or book-entry accounts representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(iii)                               Cancellation of Certain Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or any of its Wholly Owned Subsidiaries, other than, in each case, shares of Company Common Stock held on behalf of third parties, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1.

(b)                                 Shares of Dissenting Stockholders.  Notwithstanding anything in this Agreement to the contrary, if a Person (a “Dissenting Stockholder”) who has not voted in favor of, or consented to, the adoption of this Agreement and has complied with all the provisions of Section 262 of the DGCL concerning the right of holders of shares of Company Common Stock to require appraisal (the “Appraisal Provisions”) of their shares of Company Common Stock and has duly demanded appraisal under the Appraisal Provisions with respect to any issued and outstanding shares of Company Common Stock held by such Dissenting Stockholder (“Dissenting Shares”), then to the extent the Appraisal Provisions are applicable, such Dissenting Shares shall not be converted into the right to receive the Merger Consideration as described in Section 2.1(a)(i), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL.  If such Dissenting Stockholder effectively withdraws or otherwise waives or loses its demand for appraisal or otherwise fails to perfect its right of appraisal, in any case pursuant to Section 262 of the DGCL, each Dissenting Share shall thereupon be treated as though such share of Company Common Stock had been converted into the right to receive the Merger Consideration pursuant to Section 2.1(a)(i).  The Company shall give Parent prompt notice and true and complete copies of any demands for appraisal of shares of Company Common Stock received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to direct, at Parent’s expense, all negotiations and Proceedings with respect thereto, including any determination to make any payment to any Dissenting Stockholder with respect to any of its Dissenting Shares under Section 262(h) of the DGCL prior to the entry of judgment in any such proceedings regarding appraisal.  The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands or approve any withdrawal of any such demands or approve, authorize or commit to do any of the foregoing.

(c)                                  Certain Adjustments.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock shall have been changed into a different number of shares or securities or a different class by reason of any stock dividend or distribution, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 2.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2                                          Exchange of Certificates.

(a)                                 Appointment of Paying Agent.  Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration and shall enter into a paying agent agreement reasonably acceptable to the Company (in each case, such acceptance not to be unreasonably conditioned, withheld or delayed) relating to the Paying Agent’s responsibilities contemplated by this Agreement (such agreement, the “Paying Agent Agreement”).

(b)                                 Deposit of Merger Consideration.  As promptly as practicable after the Effective Time, but on the Closing Date, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Company Common Stock, cash in immediately available funds sufficient to pay the aggregate Merger Consideration (such cash amount, the “Payment Fund”).  Any amounts payable in respect of Company Equity Awards shall not be deposited with Paying Agent but instead be paid through payroll in accordance with Section 2.3(d).

(c)                                  Exchange Procedures.  As promptly as practicable (and no later than the third Business Day) after the Effective Time, Parent shall cause the Paying Agent to mail or otherwise provide notice to each holder of record of Eligible Shares that are (i) Certificates or (ii) Book-Entry Shares not held through DTC, advising such holders of the effectiveness of the Merger, which notice shall include (A) appropriate transmittal materials (including a letter of transmittal (the “Letter of Transmittal”)), which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 2.2(j)) or transfer of the Book-Entry Shares to the Paying Agent (which shall be deemed to have been effected upon the delivery of a customary

“agent’s message” with respect to such Book-Entry Shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement) and shall be in such form and have such other provisions as Parent shall reasonably designate and (B) instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 2.2(j)) or Book-Entry Shares in exchange for the Merger Consideration.  With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled pursuant to the terms of this Agreement.

(d)                                 Surrender of Certificates or Book-Entry Shares.  Upon surrender to the Paying Agent of Eligible Shares that (i) are Certificates, by physical surrender of such Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 2.2(j)) together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, (ii) are Book-Entry Shares not held through DTC, by book-receipt of an “agent’s message” by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement), in each of the foregoing clauses (i) and (ii) of this Section 2.2(d), pursuant to such materials and instructions as contemplated by Section 2.2(c), and (iii) are Book-Entry Shares held through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by the Company, Parent, the Paying Agent, DTC and such other necessary or desirable third-party intermediaries pursuant to Section 2.2(c), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement (after giving effect to any required Tax withholdings as provided in Section 2.2(i)).  In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon due surrender of the Certificate formerly representing such shares of Company Common Stock may be paid to such a transferee if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable.  Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books or ledger of the Company.  For the avoidance of doubt, no interest shall be paid or shall accrue on the Merger Consideration payable upon surrender of any Certificate or Book-Entry Share.

(e)                                  No Further Ownership Rights in Company Common Stock.  From and after the Effective Time, all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than, subject to applicable Law in the case of Dissenting Shares, the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement at the Effective Time upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(d), without interest.  At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(f)                                   Investment of Payment Fund.  If directed by Parent or as contemplated by the Paying Agent Agreement, the Paying Agent shall invest any cash included in the Payment Fund, if at all, solely in cash or in liquid money market funds that invest solely in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than thirty days; provided that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Payment Fund.  Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(g)                                  Termination of Payment Fund.  Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for one year after the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares that has not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Corporation (subject to any applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration that such holder has the right to receive pursuant to this Article II (after giving effect to any required Tax withholdings as provided in Section 2.2(i)), without any interest thereon.

(h)                                 No Liability.  Subject to applicable Law, none of Parent, the Company, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Subject to applicable Law, notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this Article II that remains undistributed to the holders of Certificates and Book-Entry Shares as of immediately prior to the date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity, shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(i)                                     Withholding Rights.  Each of the Company, the Surviving Corporation, Parent, Merger Sub and the Paying Agent (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amounts required to be deducted or withheld with respect to the making of such payment under applicable Tax Law.  To the extent that any amounts are so deducted, withheld and timely remitted to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(j)                                    Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 2.2(g), Parent), the posting by such Person of a bond in a customary form and amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 2.2(g), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.2(i)) in accordance with the terms of this Agreement.

Section 2.3                                          Treatment of Company Equity Awards.

(a)                                 At the Effective Time, each award of options to purchase shares of Company Common Stock (a “Company Option”) that is outstanding under the Company 2018 Omnibus Incentive Plan and the Company 2014 Omnibus Incentive Plan (the “Company Stock Plans”), whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, vest and accelerate in full and be cancelled and converted into the right to receive, without interest, a cash payment in an amount equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option as of the Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Option as of the Effective Time, less applicable Taxes required to be withheld with respect to such payment.  For the avoidance of doubt, any Company Option which has an exercise price per share of Company Common Stock subject to such Company Option that is greater than or equal to the Merger Consideration shall be cancelled at the Effective Time for no consideration, payment or right to consideration or payment.

(b)                                 At the Effective Time, each share of Company Common Stock subject to vesting, repurchase or other lapse of restrictions (a “Company Restricted Share”) that is outstanding under the Company Stock Plans as of immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, vest and accelerate in full and become free of restrictions and shall be cancelled and converted into the right to receive, without interest, the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(c)                                  At the Effective Time, each restricted stock unit award in respect of shares of Company Common Stock (a “Company RSU Award”) that is outstanding under the Company Stock Plans as of immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, vest and accelerate in full and be cancelled and converted into the right to receive, without interest, a cash payment in an amount equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU Award and (ii) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(d)                                 The Surviving Corporation shall, through the payroll system of the Surviving Corporation, pay or cause to be paid to the holders of the Company Equity Awards the amounts set forth in this Section 2.3 as promptly as practicable following the Closing Date (but no later than the first regularly schedule payroll date following the Closing Date that is not less than five Business Days after the Closing Date); provided, however, that to the extent that any Company RSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid at the earliest time permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code; provided, further, that to the extent the holder of a Company Equity Award is not and was not at any time during the applicable vesting period an employee of the Company or its Subsidiaries, such amounts shall not be paid through the payroll system, but shall be paid by the Paying Agent pursuant to Section 2.2.

(e)                                  At or prior to the Effective Time, the Company, the Company Board of Directors or the compensation committee of the Company Board of Directors, as applicable, shall adopt any resolutions that are necessary to effectuate the provisions of this Section 2.3; including, without limitation, by delivering notice of termination to holders of Company Options pursuant to Section 11.1(c) of the Company 2014 Omnibus Incentive Plan.  The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Company Equity Awards.

Section 2.4                                          Further Assurances.  Subject to Section 8.5, if at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Merger Sub and the Company and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in any form, document or report publicly filed with or publicly furnished to the SEC by the Company or any of its Subsidiaries on or after December 28, 2015 (the “Applicable Date”) and prior to the date hereof (excluding any disclosures set forth in any “risk factors,” “forward-looking statements” or “market risk” sections or in any other section to the extent they are cautionary, predictive or forward-looking in nature); and provided that any matters disclosed in such forms, documents or reports shall not be deemed disclosed for purposes of this Article III with respect to Sections 3.2, 3.3, 3.6, 3.10 and 3.24 or as disclosed in the confidential disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”) (provided that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section or subsection to the extent that the relevance of any disclosed event, item or occurrence in such section or subsection to such other section or subsection is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1                                          Organization.

(a)                                 The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.  Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except, solely with respect to the Company’s Subsidiaries, where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 The Company has made available to Parent prior to the date of this Agreement true and complete copies of the Company’s Organizational Documents, and true and complete copies of its Subsidiaries’ Organizational Documents, in each case, as amended, restated or amended and restated through the date hereof.  The Organizational Documents of the Company and its Subsidiaries as made available to Parent are in full force and effect, and the Company is not in material violation of any of their provisions.

Section 3.2                                          Capital Stock and Indebtedness.

(a)                                 The authorized capital stock of the Company consists of 135,000,000 shares of Company Common Stock and 15,000,000 shares of preferred stock, par value $0.001 per share.  As of August 15, 2018 (the “Capitalization Date”), (i) 19,604,095 shares of Company Common Stock were issued and outstanding, of which 56,316 shares were Company Restricted Shares, (ii) 0 shares of Company Common Stock were held in treasury, (iii) 1,119,280 shares of Company Common Stock were issuable upon the exercise of outstanding Company Options, (iv) 234,705 shares were subject to Company RSU Awards, each of which are subject to only time-based vesting requirements, and (v) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding.  All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.  Except as set forth in this Section 3.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, calls, puts, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company is a party (A) obligating the Company to (x) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or securities convertible into or exchangeable for such shares or equity interests, (y) grant, extend or enter into any such subscription, option, warrant, call, put, convertible securities, exchangeable securities or other similar right, agreement or commitment relating to the capital stock or other equity interest of the Company or (z) redeem or otherwise acquire any such shares of capital stock or other equity interests or (B) granting any preemptive or antidilutive rights with respect to any security issued by the Company.

(b)                                 As of the date of this Agreement, no Subsidiary of the Company owns any shares of capital stock of the Company.  Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.  As of the date of this Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries.  Since the Capitalization Date through the date hereof, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, vesting or settlement of Company Equity Awards in accordance with their respective terms) or granted any Company Equity Awards.

(c)                                  Section 3.2(c) of the Company Disclosure Schedule sets forth a true and complete listing of all outstanding Company Equity Awards as of the close of business on the Capitalization Date, setting forth the number of shares of Company Common Stock subject to each Company Equity Award and the holder, grant date, vesting schedule (including whether the vesting will be accelerated by the execution and delivery of this Agreement or consummation of the Merger, by termination of employment following consummation of the Merger) and exercise or reference price with respect to each Company Equity Award, as applicable.  Upon any issuance of any shares of Company Common Stock in accordance with the terms of the

Company Stock Plans, such shares of Company Common Stock will be duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights.  Each Company Option (i) was granted and properly approved by the Company Board of Directors or the compensation committee of the Company Board of Directors in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, (iii) has a grant date identical to the date on which the Company Board of Directors or the compensation committee of the Company Board of Directors actually awarded such Company Option, (iv) qualifies for the Tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and the Company SEC Documents, respectively, and (v) does not trigger any liability for the holder thereof under Section 409A of the Code.

(d)                                 Section 3.2(d) of the Company Disclosure Schedule sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary and (ii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person, other than equity securities in a publicly traded company or other entity held for investment by the Company or any of its Subsidiaries and consisting of less than one percent of the outstanding capital stock of such company or other entity.  The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights in favor of any Person other than the Company or a Subsidiary of the Company.  There are no outstanding subscriptions, options, warrants, calls, puts, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (A) obligating the Company or any of its Subsidiaries to (x) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of any Subsidiaries of the Company or securities convertible into or exchangeable for such shares or equity interests, (y) grant, extend or enter into any such subscription, option, warrant, call, put, convertible securities, exchangeable securities or other similar right, agreement or commitment relating to the capital stock or other equity interest of any Subsidiaries of the Company or (z) redeem or otherwise acquire any such shares of capital stock or other equity interests or (B) granting any preemptive or antidilutive rights with respect to any security issued by any Subsidiaries of the Company.  The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the HSR Act.

Section 3.3                                          Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.

(a)                                 The Company has the requisite corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement by holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Stockholders’ Meeting (the “Company Stockholder Approval”), to consummate the transactions to be consummated by it as contemplated hereby, including the Merger.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Company Board of Directors and, except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company or vote of the Company’s stockholders are necessary to authorize the consummation of the transactions contemplated hereby, including the Merger.  The Company Board of Directors has unanimously (i) resolved to recommend that the Company’s stockholders adopt this Agreement at the Company Stockholders’ Meeting (the “Company Recommendation”), (ii) declared this Agreement advisable under Section 251(b) of the DGCL, (iii) determined that this Agreement and the Merger and the other transactions contemplated by this Agreement, are fair to and in the best interests of the Company and the Company’s stockholders, (iv) approved this Agreement and the Merger and the other transactions contemplated by this Agreement, and (v) directed that the adoption of this Agreement be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting.  This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other similar Laws affecting creditor’s rights and remedies and the availability of equitable relief (the “Enforceability Exceptions”).

(b)                                 Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement with the U.S. Securities and Exchange Commission (the “SEC”) and any amendments or supplements thereto, (iii) the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), (iv) the rules and regulations of the New York Stock Exchange and (v) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) (collectively, the “Transaction Approvals”), and subject to the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 4.2(b), no authorization, consent, order, or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained under applicable Law for the completion by the Company of the transactions contemplated by this Agreement, including the Merger, except for such authorizations, consents, orders, approvals, registrations, declarations, notices and filings that are not required to be made or obtained prior to the completion of such transactions or that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger.

(c)                                  The execution and delivery by the Company of this Agreement does not, and (assuming the Transaction Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of, any loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, Contract, instrument, permit or license binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) other than Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, except for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, or accelerations or Liens as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger, (ii) conflict with or result in any violation of any provision of the Organizational Documents of the Company or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger.

Section 3.4                                          Reports and Financial Statements.

(a)                                 The Company has timely filed or furnished all forms, documents, certifications, statements and reports required to be filed or furnished by it with the SEC since the Applicable Date, including notes, exhibits and schedules thereto and all other information incorporated by reference and any amendments and supplements thereto and the forms, documents, certifications, statements and reports filed with or furnished to the SEC by the Company subsequent to the date of this Agreement, including notes, exhibits and schedules thereto and all other information incorporated by reference and any amendments and supplements thereto (collectively, the “Company SEC Documents”).  As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied, or if not yet filed or furnished, will comply with, the applicable requirements of the U.S. Securities Act of 1933 (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the Company SEC Documents did not, and any Company SEC Documents filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Company’s Subsidiaries is, or at any time since the Applicable Date has been, required to file any forms, reports or other documents with the SEC.

(b)                                 None of the Company SEC Documents is subject to a pending Proceeding by or before the SEC, and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.

(c)                                  The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (i) fairly present, or, in the case of Company SEC Documents filed after the date of this Agreement, will fairly present the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, retained earnings (loss) and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, that will not be material in amount or effect) and (ii) in each case, were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5                                          Internal Controls and Procedures.

(a)                                 The Company has established and maintains disclosure controls and procedures (as such term is defined in paragraph (e) of Rule 13a-15 and 15d-15 under the Exchange Act), as required by Rule 13a-15 and 15d-15 under the Exchange Act.  The Company’s disclosure controls and procedures are reasonably designed to ensure that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(b)                                 The Company maintains internal control over financial reporting (as such term is defined in paragraph (f) of Rule 13a-15 and 15d-15 under the Exchange Act), as required by Rule 13a-15 and 15d-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management of the Company and the Company Board of Directors, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

(c)                                  The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 25, 2017, and such assessment concluded that such system was effective.  The Company’s independent registered public accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 25, 2017.  Since the Applicable Date, there have been no changes in the Company’s internal control over financial reporting that have materially affected, or would be reasonably likely to materially affect, the Company’s internal control over financial reporting.

(d)                                 Based on its most recent internal evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (the “Audit Committee”) (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud or allegations of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such significant deficiency, material weakness and fraud so disclosed to auditors or the Audit Committee, if any, has been disclosed to Parent prior to the date hereof.

(e)                                  The Company has made available to Parent any material communication since the Applicable Date made by management or the Company’s auditors to the Audit Committee required or contemplated by listing standards of the New York Stock Exchange, the Audit Committee’s charter or professional standards of the Public Company Accounting Oversight Board.  Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company.  The Company has made available to Parent a summary of all material complaints or concerns relating to other matters made since the Applicable Date through the Company’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of Law.

Section 3.6                                          No Undisclosed Liabilities.  There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever or any other facts or circumstances, whether or not required by GAAP to be disclosed that would reasonably be expected to result in any claims against, or Liabilities of, the Company or any of its Subsidiaries, except for (i) Liabilities that are reflected or reserved against on the most recent consolidated balance sheet of the Company and its Subsidiaries (including any notes thereto) included in or incorporated by reference into the Company SEC Documents filed prior to the date of this Agreement, (ii) Liabilities incurred in the ordinary course of business, consistent with past practice, since the date of such consolidated balance sheet, (iii) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger.  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act).

Section 3.7                                          Compliance with Law; Permits.

(a)                                 Since the Applicable Date, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger, (a) the Company and each of its Subsidiaries are and have been, in compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees or agency requirements issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entities (collectively, “Laws” and each, a “Law”), and (b) neither the Company nor any of its Subsidiaries has received any written notice or, to the knowledge of the Company, other communication from any Governmental Entity regarding any actual or alleged failure to comply with Law.

(b)                                 The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.  Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) or rules of the SEC, since April 8, 2014, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

(c)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger, (x) the Company and its Subsidiaries hold all franchises, grants, authorizations, licenses, permits, qualifications and registrations and orders of all applicable Governmental Entities, and (y) have filed all tariffs, reports, notices and other documents with all Governmental Entities, in the case of each of the foregoing clauses (x) and (y) necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the foregoing clauses (x) and (y), collectively, the “Company Permits”) and (z) have paid all fees and assessments due and payable in connection therewith.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger, (i) all Company Permits are valid and in full force and effect, (ii) all Company Permits are, to the knowledge of the Company, not subject to any action, cause of action, charge, claim, controversy, complaint, demand, litigation, suit, investigation, review, mediation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application or legal proceeding of any nature, whether civil, criminal, regulatory, administrative or otherwise, and whether in equity or at law, in Contract, in tort or otherwise, that is brought, asserted, instituted, commenced, tried, heard or reviewed by a Governmental Entity (“Proceedings”) that could result in any modification, termination or revocation thereof, (iii) the Company and its Subsidiaries are in compliance with the terms and requirements of all such Company Permits and (iv) to the knowledge of the Company, no suspension or cancellation of any such Company Permit is threatened or pending.

(d)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger, none of the Company or its Subsidiaries or, to the Company’s knowledge, any director, officer, other employee or agent of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; (iii) violated or is in violation of the Foreign Corrupt Practices Act of 1977 (the “FCPA”), or any other applicable anti-bribery, anti-corruption and anti-money laundering Laws of any jurisdiction in which the Company and its Subsidiaries operate and in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries (collectively, the “Other Anti-Bribery Laws”); (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries; (v) made, promised or authorized any fraudulent entry on the books or records of the Company or any of its Subsidiaries; or (vi) made any unlawful bribe, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, or to obtain special concessions for the Company or any of its Subsidiaries.  The Company and its Subsidiaries have instituted policies and procedures designed to ensure compliance with the FCPA and the Other Anti-Bribery Laws and have maintained such policies and procedures in full force and effect.

(e)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger, none of the Company or its Subsidiaries or, to the Company’s knowledge, any director, officer, other employee or agent of the Company or any of its Subsidiaries, (i) is a Sanctioned Person, (ii) has in the past five years engaged in, has any plan or commitment to engage in, direct or indirect dealings with any Sanctioned Person or in any of Crimea, Cuba, Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”) on behalf of the Company or any of its Subsidiaries, except pursuant to a license from the United States, or (iii) has in the past five years violated, or engaged in any conduct sanctionable under, any Sanctions Law, nor to the knowledge of the Company, been the subject of an investigation or allegation of such a violation or sanctionable conduct.  The Company and its Subsidiaries have instituted policies and procedures designed to ensure compliance with the Sanctions Laws and has maintained such policies and procedures in full force and effect.

Section 3.8                                          Environmental Laws and Regulations.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws, (b) there has been no Release at any real property that the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy pursuant to a lease, ground lease, sublease, license or similar agreement (such property subject to a lease, ground lease, sublease, license or similar agreement, collectively, the “Company Leased Real Property”), of Hazardous Materials by the Company or any of its Subsidiaries, (c) there has been no Release of Hazardous Materials by the Company or any of its Subsidiaries as a result of any operations or activities of the Company or any of its Subsidiaries that would reasonably be expected to give rise to any Liability to the Company or its Subsidiaries, (d) to the Company’s knowledge, no Hazardous Materials are present at, on, in or under any property owned or leased by the Company or its Subsidiaries that would reasonably be expected to result in Liabilities under applicable Environmental Laws for which the Company or any of its Subsidiaries would be responsible, (e) none of the Company and its Subsidiaries is subject to any Order or any indemnity obligation or other Contract with any Person that would reasonably be expected to result in Liabilities to the Company or any of its Subsidiaries under applicable Environmental Laws or concerning Hazardous Materials or Releases and (f) in the past five years, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity or private party alleging Liability or non-compliance by the Company or any of its Subsidiaries with respect to any Environmental Law or Company Permit required by applicable Environmental Law in connection with the ownership or operation of their respective businesses.  The Company has made available to Parent true and complete copies of all environmental reports, studies and assessments in the possession of the Company relating to the Company or its Subsidiaries or their respective current or former properties or operations.

Section 3.9                                          Employee Benefit Plans.

(a)                                 Section 3.9(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Company Benefit Plan.  With respect to each Company Benefit Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (i) the Company Benefit Plan document, including any amendments thereto, and all related trust documents, insurance Contracts or other funding vehicles, (ii) a written description of such Company Benefit Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report and (iv) all material correspondence to or from any Governmental Entity received in the last three years with respect to any Company Benefit Plan.

(b)                                 (i) Each Company Benefit Plan (including any related trusts) has been established, operated and administered in all material respects in compliance with its terms and applicable Laws, including, without limitation, ERISA and the Code, (ii) all material contributions or other material amounts payable by the Company or its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and (iii) there are no pending or, to the Knowledge of the Company, claims (other than routine claims for benefits) or proceedings threatened by a Governmental Entity by, on behalf of or against any Company Benefit Plan or any trust related thereto.

(c)                                  With respect to each ERISA Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (i) the most recent summary plan description together with any summaries of all material modifications thereto, (ii) the most recent Internal Revenue Service (“IRS”) determination or opinion letter and (iii) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto).

(d)                                 Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and, to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification or Tax exemption of any such ERISA Plan. With respect to any ERISA Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code.

(e)                                  Neither the Company nor any Company ERISA Affiliate, has contributed (or had any obligation of any sort) in the last six years to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(f)                                   Neither the Company nor any Company ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA in the last six years.

(g)                                  No Company Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(h)                                 Except as required by applicable Law, no Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of the Company or its Subsidiaries has any obligation to provide such benefits. To the extent that the Company or its Subsidiaries sponsors such plans, the Company or the applicable Subsidiary has reserved the right to amend, terminate or modify at any time each Company Benefit Plan that provides retiree or post-employment disability, life insurance or other welfare benefits to any Person.

(i)                                     Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.

(j)                                    Neither the execution and delivery of this Agreement, the Company Stockholder Approval or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement, including the Merger, could, either alone or in combination with another event, (A) entitle any current or former employee or director of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay, (B) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee or director, (C) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (D) otherwise give rise to any material liability under any Company Benefit Plan or (E) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time.

(k)                                 Neither the execution and delivery of this Agreement, the Company Stockholder Approval or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement, including the Merger, could, either alone or in combination with another event, result in any payment that would, individually or in combination with another event, constitute an “excess parachute payment” (within the meaning of Section 280G of the Code).  No Company Benefit Plan or other agreement provides for the gross-up or reimbursement of Taxes pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(l)            No Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company or any of its Subsidiaries who reside or work outside of the United States.

Section 3.10            Absence of Certain Changes or Events.

(a)           Since December 25, 2017, (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business, consistent with past practice, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, including any Company Leased Real Property, whether or not covered by insurance and (iii) neither the Company nor any of its Subsidiaries has taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any action that, if taken on or after the date of this Agreement, would (without Parent’s prior written consent) have constituted a breach of any of the covenants set forth in clauses (ii) (Capital Stock Restructuring), (iii) (Distribution), (v) (Additional Shares), (vi) (Reorganization), (vii) (Indebtedness), (x) (Debt Prepayment or Cancellation), (xii) (Lien), (xv) (Labor Costs), (xvi) (Labor Agreement), (xvii) (Insurance Policy), (xix) (Settlement), (xx) (Accounting Changes), (xxi) (Tax Changes) and (xxii) (Privacy and IT) of Section 5.1(b) or clause (xxix) (Commitments In Respect Of The Foregoing) of Section 5.1(b) with respect to the foregoing.

(b)           Since December 25, 2017, there has not been any event, change, occurrence, circumstance, fact, effect or development that, individually or in the aggregate with such other events, changes, occurrences, circumstances, facts, effects or developments, has resulted in or would reasonably be expected to result in a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger.

Section 3.11            Investigations; Litigation.  Except as would not reasonably be expected to have a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger, (a) there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries and (b) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or, to the knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries.

Section 3.12            Tax Matters.

(a)           The Company and each of its Subsidiaries have timely filed (taking into account any valid extension of time within which to file) all material Tax Returns required to be filed by any of them and all such Tax Returns are true and complete in all material respects, and the Company and each of its Subsidiaries have timely paid all material Taxes shown to be due on such Tax Returns and have withheld all material Taxes required to be withheld by any of them (including in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other third party), except, in each case, with respect to matters which are being contested in good faith by appropriate proceedings or for which adequate reserves have been established, in accordance with GAAP, by the Company.

(b)           There is no material deficiency for any Taxes which has been proposed, asserted or assessed, in each case, in writing, by any Taxing Authority against the Company or any of its Subsidiaries that has not been paid, withdrawn or settled, or for which adequate reserves have not been established, in accordance with GAAP, by the Company.  There are no Proceedings ongoing, pending or, to the knowledge of the Company, threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries, in each case, other than in respect of matters being contested in good faith by appropriate proceedings or for which adequate reserves have been established, in accordance with GAAP, by the Company.

(c)           There are no material Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(d)           The Company has not been a “controlled corporation” or a “distributing corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to be governed by Section 355 of the Code occurring during the prior two years.

(e)           Neither the Company nor any of its Subsidiaries (i) is a party to any material agreement or arrangement relating to the apportionment, sharing or allocation of any Taxes (other than pursuant to leases, credit agreements, employment agreements, purchase agreements or supply or other commercial agreements or other Contracts, agreements or arrangements not primarily relating to Taxes), (ii) has any material Liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law) or as transferee or successor, (iii) is subject to any private letter ruling or comparable rulings of, or entered into any advance pricing or similar agreements with any Taxing Authority, (iv) has, or for any tax year with respect to which the statute of limitations has not expired has had, a branch or permanent establishment in any country other than the country of its organization, or is subject to Tax in a jurisdiction outside the country of its organization, (v) has been granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid or extension has not yet expired (other than extensions of time to file Tax Returns obtained in the ordinary course of business), or (vi) has granted to any Person any power of attorney that is currently in force with respect to any material Tax matter.

(f)            None of the Company, any of its Subsidiaries, or the Surviving Corporation will be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law), (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any election under Section 108(i) of the Code (or any similar provision of Closing Date) or (v) the application of Treasury Regulation Section 1.1502-13 (or any similar provision of state, local or foreign Tax Law), to include any material item of income in or exclude any material item of deduction from taxable income for any Tax period ending after the Closing Date.

(g)           None of the Company or any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation 1.6011-4(b).

(h)           None of the Company, any of its Subsidiaries or the Surviving Corporation was or will be required to take income into account as a result of the application of Section 965 of the Code.

(i)            As of (i) December 26, 2017, which is the first day of the taxable year of the Company that includes the date of this Agreement, the consolidated group (as defined in Treasury Regulation Section 1.1502-1(h)) of which the Company is the common parent (and, as relevant, its Subsidiaries) had available carryovers of CNOLs (as defined in Treasury Regulation Section 1.1502-21(e)) and of consolidated net capital losses (as defined in Treasury Regulation Section 1.1502-22(e)), and of net operating and net capital losses for applicable state Tax Law (such carryovers, the “Tax Attributes”) of no less than the amount set forth in Section 3.12(i) of the Company Disclosure Schedule and (ii) the first day of the current fiscal quarter of the Company, the Company estimates in good faith that the consolidated group (as defined in Treasury Regulation Section 1.1502-1(h)) of which the Company is the common parent (and, as relevant, its Subsidiaries) had available Tax Attributes of no less than the amount set forth in Section 3.12(i) of the Company Disclosure Schedule.

(j)            No amount of the Tax Attributes set forth in Section 3.12(i) and (ii) of the Company Disclosure Schedule will expire earlier than the last day of the current taxable year of the consolidated group (as defined in Treasury Regulations Section 1.1502-1(h)) of which the Company is the common parent.

(k)           The Tax Attributes are not subject to any limitations under Section 382, 383, or 384 of the Code or the Treasury Regulations promulgated thereunder (or promulgated under Section 1502 of the Code to address the application of such Sections of the Code in the consolidated group context) or any similar provisions of applicable state Tax Law.  No portion of the Tax Attributes arose or is treated as arising in SRLYs (as defined in Treasury Regulation Section 1.1502-1(f)).

Section 3.13            Employment and Labor Matters.

(a)           Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or other similar labor agreement with a labor union or like organization and there are no collective bargaining agreements or other similar labor agreements or arrangements that pertain to any of the employees of the Company or any of its Subsidiaries, nor is any such agreement being negotiated by the Company or any of its Subsidiaries as of the date hereof; and no employee of the Company or any of its Subsidiaries is represented by any labor union or labor organization with respect to his or her employment with the Company or its Subsidiary, as applicable.  To the knowledge of the Company, there are no activities or Proceedings by any individual or group of individuals, including representatives of any labor organizations or trade unions, to organize any employees of the Company or any of its Subsidiaries.

(b)           There is no, and there has not been any, actual or, to the knowledge of the Company, threatened, strike, lockout, slowdown, work stoppage, unfair labor practice, arbitration, material grievance or other material labor dispute against or involving the Company or any of its Subsidiaries.

(c)           Except as would not reasonably be expected, since the Applicable Date, to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger, each of the Company and its Subsidiaries is in compliance with all applicable Laws respecting labor and employment practices, including all Laws relating to the terms and conditions of employment, wages and hours (including with respect to tip credits and tip pooling), worker classification (both with respect to exempt vs. non-exempt status and employee vs. independent contractor status), immigration, occupational safety and health, labor relations and plant closures and layoffs.  Each of the Company and its Subsidiaries has been in and is in compliance in all material respects with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law (the “WARN Act”), and none of the Company and its Subsidiaries has incurred any Liability under the WARN Act that remains unsatisfied.

(d)           The Company and each of its Subsidiaries (i) maintain completed copies of I-9 Employee Eligibility Verification Forms for all current and former employees to the extent required by Law, and (ii) are in compliance with the Immigration Reform and Control Act of 1986 respecting such current and former employees.

(e)           No employee of the Company or any of its Subsidiaries above the level of Director is in any respect in violation of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or its Subsidiary, as applicable, or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiary, as applicable, or (B) to the knowledge or use of trade secrets or proprietary information.

(f)            To the knowledge of the Company, no current employee of the Company or any of its Subsidiaries, who is above the level of Director, has notified the Company of such employee’s intent to terminate his or her employment.

(g)           Neither the Company nor any of its Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of its Subsidiaries involving allegations of sexual harassment by an officer or employee of the Company or any of its Subsidiaries.  There are no, and for the past five (5) years there have not been any, Proceedings pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, in each case, involving allegations of sexual harassment by an officer or employee of the Company or any of its Subsidiaries.

Section 3.14            Intellectual Property.

(a)           Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of all material Registered Intellectual Property included in the Company Intellectual Property, indicating for each such item the record owner, registration or application number, registration or application date, and filing jurisdiction (or solely with respect to Internet domain names, the domain name registrar).

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)            all of the Company Intellectual Property is subsisting, and the Registered Intellectual Property included therein is valid and enforceable;

(ii)           none of the Company Intellectual Property is subject to any outstanding Order adversely affecting the validity or enforceability of, or the Company’s or its Subsidiaries’ ownership or use of, or rights in or to, any such Company Intellectual Property;

(iii)          the Company or one of its Subsidiaries exclusively owns all Company Intellectual Property, free and clear of all Encumbrances, except Permitted Encumbrances;

(iv)          the Company and its Subsidiaries each own or have sufficient and valid rights pursuant to written and enforceable agreements to use all Intellectual Property used in, or necessary for, the conduct of their respective businesses as currently conducted, all of which rights shall survive the consummation of the transactions contemplated by this Agreement, including the Merger, without change, including any modification, cancellation, termination, suspension of, or acceleration of any right, obligation or payment with respect to any such Intellectual Property;

(v)           the conduct of the businesses of the Company and its Subsidiaries does not infringe, constitute misappropriation of, or otherwise violate and has not in the past four years infringed, constituted misappropriation, or otherwise violated any Intellectual Property of any third Person;

(vi)          to the Company’s knowledge, no third Person is infringing, misappropriating, or otherwise violating, or has infringed, misappropriated, or otherwise violated in the past four years any Company Intellectual Property;

(vii)         there is no Proceeding or asserted claim in writing (including any “cease and desist” letters or invitations to license) asserting that the Company or any Subsidiary has infringed, misappropriated, or otherwise violated in the past four (4) years or is infringing, misappropriating, or otherwise violating any Intellectual Property rights of any third Person;

(viii)        there is no Proceeding or asserted claim in writing (including any “cease and desist” letters or invitations to license) asserting that a third Person is infringing, misappropriating, or otherwise violating or has infringed, misappropriated, or otherwise violated any Company Intellectual Property in the past four years;

(ix)          the Company and each of its Subsidiaries take commercially reasonable measures to maintain, preserve, police and protect the Company Intellectual Property, including the confidentiality of all Trade Secrets included therein, and to the Company’s knowledge, no Trade Secrets included therein have been used, disclosed or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements;

(x)           the Company and its Subsidiaries have implemented:  (A) commercially reasonable measures, written policies and organizational, physical, administrative and technical measures regarding privacy, cybersecurity and data security that are consistent with best industry practices (such policies and measures, collectively, the “Privacy and Security Policies”) to protect the confidentiality, integrity and security of the Company’s and its Subsidiaries’ Trade Secrets and IT Assets (and the information and transactions stored or contained therein or transmitted thereby); and (B) commercially reasonable continuity plan, data backup, data storage, system redundancy and disaster avoidance and recovery procedures; and

(xi)          the IT Assets owned, used or held for use (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries are sufficient for the current and currently anticipated needs of the businesses of the Company and its Subsidiaries, and to the Company’s knowledge, in the prior four (4)-year period, there has been no unauthorized access to or unauthorized use of (A) any such IT Assets, (B) any information stored on or processed by such IT Assets, or (C) any information that is in the Company’s or any of its Subsidiaries’ possession or control.

Section 3.15            Opinion of Financial Advisor.  The Company Board of Directors has received the opinion of Piper Jaffray & Co., dated the date of this Agreement, to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof as set forth in such opinion, the Merger Consideration to be received by the holders of shares of the Company Common

Stock in the Merger pursuant to this Agreement is fair from a financial point of view, to such holders.  A true and complete copy of such opinion shall be delivered to Parent solely for informational purposes promptly following its receipt by the Company (it being agreed that such opinion is exclusively addressed to and for the benefit of the Company Board of Directors and may not be relied upon by Parent or Merger Sub).

Section 3.16            Material Contracts.

(a)           Except for this Agreement, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following:

(i)            any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii)           any Contract that (A) purports to impose any material restriction on the right or ability of the Company or any of its Affiliates to compete with any other Person or that, following the Closing, would purport to materially restrict the ability of Parent or its Affiliates to so compete, (B) purports to limit in any material respect either the type of business in which the Company or any of its Affiliates (or following the Closing, Parent or any of its Affiliates) may engage or the manner or locations in which any of them may so engage in any business, (C) could require the disposition of any material assets or line of business of the Company or any of its Affiliates (or, following the Closing, Parent or any of its Affiliates), (D) prohibits or limits in any material respects the right of the Company or any of its Affiliates to make, sell or distribute any products or services, (E) includes “take or pay” requirements or similar provisions obligating a Person to obtain a minimum quantity of goods or services from another Person, (F) pursuant to which the Company or any of its Affiliates has granted pricing discounts in connection with bundling of products or services, sales volume or services levels, in each case, as it relates to a counterparty to any such Contract, or (G) purports to obligate the Company or its Affiliates (or following the Closing, Parent or its Affiliates) in any material respect to conduct business with any third party on a preferential or exclusive basis or that contains “most favored nation” or similar covenants;

(iii)          any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries or that limits or purports to limit the ability of the Company or any of its Subsidiaries to sell, transfer, pledge or otherwise dispose of any material assets, rights, businesses or properties;

(iv)          any Contract that contains any standstill or similar agreement pursuant to which the Company or any of its Affiliates has agreed not to acquire assets or securities of another Person;

(v)           any Contract relating to (A) Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $100,000 (excluding payment obligations under any Leases for Company restaurants incurred in the ordinary course of Company business) and (B) any other swap, option, derivative or other hedging arrangement;

(vi)          any Contract that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of inventory in the ordinary course of business, consistent with past practice) or business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any Person, that was entered into after the Applicable Date and with any outstanding obligations (including any potential earn-out, deferred or contingent payment obligations, but excluding indemnification obligations in respect of representations and warranties) as of the date of this Agreement;

(vii)         any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management, governance or control of any joint venture, partnership, long-term alliance, limited liability company or similar agreement or arrangement material to the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries owns more than ten percent voting, economic or other member or partnership interest, or any interest valued at more than $100,000 without regard to percentage voting or economic interest, other than any such Contract solely between the Company and its Wholly Owned Subsidiaries or among the Company’s Wholly Owned Subsidiaries;

(viii)        any Contract with a Company Top Supplier;

(ix)          any Contract pursuant to which the Company or any of its Subsidiaries has potentially material indemnification obligations to any Person, except for any Contract entered into in the ordinary course of business, consistent with past practice;

(x)           any Contract containing a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $100,000;

(xi)          any Contract pursuant to which (i) the Company or any of its Subsidiaries grants any license or other right under any material Company Intellectual Property to a third Person, or (ii) any third Person has granted any license or other right under its Intellectual Property to the Company or any of its Subsidiaries that is material to their businesses, other than non-exclusive licenses for off-the-shelf Software or information technology services that have been granted on standardized, generally available terms;

(xii)         any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, the pledging of the capital stock of the Company or any of its Subsidiaries or the incurrence of indebtedness for borrowed money or guarantees by the Company or any of its Subsidiaries;

(xiii)        any (i) currently effective development Contract in which the Company or any of its Subsidiaries has granted exclusive rights to develop or operate or license others to develop or operate within one or more countries, states, provinces or other geographic areas and (ii) franchise or license agreements (clauses (i) and (ii) collectively, the “Franchise Agreements”), in each case to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or their properties are bound (other than any such agreements between the Company and its Subsidiaries or among its Subsidiaries) and that grant or purport to grant to any person the right to develop or operate or license others to develop or operate within one or more countries, states, provinces or other geographic areas;

(xiv)        any Contract under which the ultimate contracting party is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract); and

(xv)         any Contract with an Affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act (together with each Contract constituting any of the foregoing types of Contract described in clauses (i) through (xiv) of this Section 3.16(a), a “Company Material Contract”).

(b)           A true and complete copy of each Company Material Contract has been made available to Parent.

(c)           Neither the Company nor any of its Subsidiaries is in breach of or default under the terms of any Company Material Contract and, to the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract, and, to the knowledge of the Company, no event has occurred prior to the date hereof that with notice or the lapse of time or both would constitute a breach or default of or result in the termination of or a right of termination or cancellation under the terms of any Company Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger.  Subject to the Enforceability Exceptions, each Company Material Contract (i) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and (ii) is in full force and effect, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger.  Neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger.

Section 3.17            Real Property.

(a)           Section 3.17(a) of the Company Disclosure Schedule contains a true and complete list of all Company Leased Real Property, including (i) a correct street address of each parcel of Company Leased Real Property, and (ii) to the extent a Company Leased Property does not principally function to conduct ordinary restaurant operations, a description of the functions conducted at such Company Leased Real Property.  The Company has delivered or made available to Parent true and complete copies of each lease, sublease, ground lease, license or similar agreement, under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any of the Company Leased Real Property (each, a “Company Lease”) for the twenty-five (25) restaurant locations, exclusive of franchisee-owned locations, of the business of the Company and its Subsidiaries generating the most earnings before interest, Taxes, depreciation and amortization for the fiscal year ended December 25, 2017.

(b)           Neither the Company nor any of its Subsidiaries own any real property.

(c)           Neither the Company nor any of its Subsidiaries is, in any material respect, in breach of or default under any Company Lease, and, to the knowledge of the Company, as of the date hereof, no other party to any Company Lease is, in any material respect, in breach of or default under the terms of any Company Lease, and, to the knowledge of the Company, no event has occurred prior to the date hereof that, with notice or the lapse of time or both, would constitute a material breach or default of or result in the termination of or a right of termination or cancellation under the terms of any Company Lease.  Each Company Lease (i) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, (ii) is in full force and effect in accordance with its terms, in each case except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger, and (iii) is free and clear of any Encumbrance except for Permitted Encumbrances.   Neither Company nor its Subsidiaries has granted any material written or oral subleases, concessions, licenses or is party to any other material Contracts or arrangements, with any Person that gives such Person the right to use or occupy any Company Leased Real Property, and neither the Company nor any Subsidiary has collaterally assigned or granted any other security interest in any Company Lease or any interest therein.

(d)           As of the date of this Agreement, (i) all improvements located on the Company Leased Real Property (the “Improvements”) are in good condition and repair, except for ordinary wear and tear and subject to regularly scheduled maintenance requirements, in all material respects and are sufficient for the operation of the business of the Company or its Subsidiaries as currently used and (ii) there are no facts or conditions affecting any of the Improvements which would interfere in any material respect with the current use, occupancy or operation thereof, in each case other than relating to ordinary course wear and tear or the effects of the passage of time.  There are no current construction or alteration projects with respect to any of the Improvements as of the date of this Agreement.

(e)           Except as would be shown by a current survey of the Company Leased Real Property or in the public records, each parcel of Company Leased Real Property has direct access to a public street adjoining the Company Leased Real Property, and such access is not dependent in any material respect on any land or other real property interest which is not included in the Company Leased Real Property.  None of the Improvements or any portion thereof is dependent in any material respect for its access, use, or operation on any land, building, improvement or other real property interest which is not included in the Company Leased Real Property.

(f)            With respect to the Company Leased Real Property, except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole:

(i)            no consent by the landlord under any Company Lease is required in connection with the consummation of the Merger or the other transactions contemplated in this Agreement; and

(ii)           the current use of the Company Leased Real Property is permitted under the Company Leases.

Section 3.18            Franchise Matters.  Section 3.18 of the Company Disclosure Schedule identifies by jurisdiction and effective date all currently effective registrations under the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Section 436 et seq. and any other Law regulating the offer and/or sale of franchises, business opportunities, seller-assisted marketing plans or similar relationships except for violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.19            Quality and Safety of Food and Beverage Products.  Since the Applicable Date, (a) there have been no recalls of any food or beverage product served by the Company, whether ordered by a Governmental Entity or undertaken voluntarily by the Company or any of its Subsidiaries and (b) to the knowledge of the Company, none of the food or beverage products of the Company or any of its Subsidiaries have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law, or pose an inappropriate threat to the health or safety of a consumer when consumed in the intended manner, in each case, except for violations that, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole.

Section 3.20            FDA Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has complied with all applicable requirements of the Federal Food, Drug and Cosmetic Act, the Federal Meat Inspection Act, the Federal Poultry Inspection Act, all as amended, and all other similar laws, and all applicable rules and regulations promulgated thereunder, including but not limited to all applicable rules and regulations promulgated by the U.S. Food and Drug Administration (the “FDA”), the United States Department of Agriculture (“USDA”), the Alcohol and Tobacco Tax and Trade Bureau (“TTB”) and any federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA, USDA, or TTB.  Since the Applicable Date, except as would not be material to the Company and its Subsidiaries taken as a whole, there have been no withdrawals of any food products sold by the Company or any USDA notices of warning or withholding, suspension or withdrawal of inspection, seizure, criminal referral, or other similar federal, state or private, or, to the knowledge of the Company, threatened enforcement actions with respect to such products and, to the knowledge of the Company, no facts or circumstances exist that could be reasonably expected to result in such actions.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Applicable Date, the Company has not failed to file with any Governmental Entity, including but not limited to the FDA, USDA, TTB and any Governmental Entity performing functions similar to those performed by the FDA, USDA, or TTB, any material required filing, declaration, listing, registration, report or submission, and all such filings, declarations, listings, registrations, reports or submissions were, in all material respects, in compliance with all applicable Laws when filed, and, to the Company’s knowledge, no deficiencies have been asserted by any applicable Governmental Entity with respect to any such filings, declarations, listing, registrations, reports or submissions.

Section 3.21            Suppliers.

(a)           Section 3.21(a) of the Company Disclosure Schedule sets forth (i) a true and complete list of the top twenty-five suppliers of the Company and its Subsidiaries determined on the consolidated cost of goods and services paid to such Persons by the Company and its Subsidiaries, taken as a whole, during the twelve months ended December 25, 2017 (each, a “Company Top Supplier”), and (ii) with respect to each Company Top Supplier, the aggregate amounts paid to, or received from, as applicable, each such Company Top Supplier for the fiscal year.

(b)           Since the Applicable Date, (i) there has been no (A) suspension or termination of or materially adverse change to the business relationship of the Company or its Subsidiaries with any Company Top Supplier, (B) material reduction in supply of products or services to the Company or its Subsidiaries or material adverse changes to the terms and conditions on which any Company Top Suppliers supply products or services to the Company or its Subsidiaries or (C) no indication of any intent by any Company Top Supplier to initiate or effect any of the foregoing; and (ii) neither the Company nor any of its Subsidiaries have engaged or are currently engaging in a material dispute with any Company Top Supplier.

Section 3.22            Data Privacy.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any Personal Information, each of the Company and its Subsidiaries is and has been in compliance with all applicable Laws in all relevant jurisdictions, the Company’s and its Subsidiaries’ privacy policies and fiduciary duties, and the requirements of any Contract or codes of conduct to which the Company or one of its Subsidiaries is a party.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the

Company and each of its Subsidiaries have commercially reasonable physical, technical, organizational and administrative security measures and policies in place, consistent with best practices in the industry, to ensure the confidentiality, privacy and security of all Personal Information (such measures and policies, the “Data Privacy Policies”) and no Person has gained unauthorized access to or misused any Personal Information.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries is and has been in compliance in all respects with all Laws relating to data loss, theft and breach of security notification obligations.

Section 3.23            Insurance.  All Insurance Policies maintained by the Company or any of its Subsidiaries are, to the extent applicable, with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar risks.  Each Insurance Policy is in full force and effect and, to the extent applicable, all premiums due with respect to all Insurance Policies have been paid or adequately accrued for, and, to the extent applicable, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the transactions contemplated by this Agreement, including the Merger), with notice or lapse of time or both, would constitute a breach or event of default, or permit a termination of any of the Insurance Policies.  The Company has made available to Parent true and complete copies or summary descriptions of the Insurance Policies (as the case may be).

Section 3.24            Finders or Brokers.  Except for Piper Jaffray & Co., whose fees and/or commissions will be paid and expenses reimbursed by the Company, neither the Company, any of its Subsidiaries nor any other Person has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement, including the Merger, who would be entitled to any fee or any commission or reimbursement of expenses in connection with or upon consummation of the Merger from the Company or any Affiliate thereof.  The Company has made available to Parent true and complete copies of all Contracts pursuant to which Piper Jaffray & Co. is entitled to any fees and/or commissions and expenses in connection with any of the transactions contemplated by this Agreement, including the Merger.

Section 3.25            State Takeover Statutes.  Assuming the accuracy of the representation in last sentence of Section 4.1(a), no Takeover Statute is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.  The Company Board of Directors has taken all actions necessary to render all potentially applicable Takeover Statutes and provisions of the Company’s Organizational Documents inapplicable to this Agreement and the transactions contemplated by this Agreement, including the Merger.

Section 3.26            No Other Representations; Non-Reliance.  Except for the express representations and warranties contained in Article IV and the certificate delivered to Parent by Company pursuant to Section 6.3(c), the Company agrees and acknowledges that none of Parent, Merger Sub or any Person on behalf of Parent or Merger Sub makes, and the Company has not relied upon, any other express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and none of Parent, Merger Sub or any of their respective Subsidiaries shall have any liability with respect to any use of any such information, estimates, projections, predictions or other forward-looking information; provided, however, that notwithstanding the foregoing provisions of this Section 3.26, nothing in this Section 3.26 shall limit the Company’s remedies with respect to claims of fraud or intentional or willful misrepresentation in connection with, arising out of or otherwise related to the representations and warranties contained in Article IV and in any instrument or other document delivered pursuant to this Agreement.  The Company agrees and acknowledges that none of Parent, Merger Sub or any Person on behalf of Parent or Merger Sub have made any representations and warranties other than those that are expressly set forth in Article IV and the certificate delivered to Parent by Company pursuant to Section 6.3(c).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the confidential disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (provided that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosed with respect to any other section or subsection to the extent that the relevance of any disclosed event, item or occurrence in such section or subsection to such other section or subsection is reasonably apparent on its face), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1              Organization.

(a)           Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization.  Neither Parent nor Merger Sub owns, beneficially or of record, any shares of Company Common Stock.

(b)           Each of Parent and Merger Sub has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.  Each of Parent and Merger Sub is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so qualified or licensed or to have received such approvals would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2              Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.

(a)           Each of Parent and Merger Sub has the requisite corporate or other power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate or other action on the part of Parent and Merger Sub, and no other corporate or other action or proceedings on the part of either Parent or Merger Sub, or other vote of Parent’s stockholders or Merger Sub’s sole stockholder, is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.  The board of directors of Parent has (i) determined that this Agreement and the Merger are fair to and in the best interests of Parent’s stockholders and (ii) approved this Agreement and the Merger.  The board of directors of Merger Sub has unanimously (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub’s sole stockholder and (ii) approved this Agreement and the Merger.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

(b)           Other than in connection with or in compliance with the Transaction Approvals, no authorization, consent, order, or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained under applicable Law for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, approvals, registrations, declarations, notices and filings that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)           The execution and delivery by Parent and Merger Sub of this Agreement does not, and (assuming the Transaction Approvals are obtained) the consummation of the transactions contemplated hereby, and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, Contract, instrument, permit or license binding upon Parent or Merger Sub or by which or to which any of their respective properties, rights or assets are bound or subject or result in the creation of any Liens other than Permitted Liens, in each case, upon any of the properties or assets of the Parent or Merger Sub, except for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellations, or accelerations or Liens as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger, (ii) conflict with or result in any violation of any provision of the respective Organizational Documents of Parent or Merger Sub or (iii) conflict with or violate any applicable Laws except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3              Finders or Brokers.  Except for Morgan Stanley Smith Barney LLC and Citigroup Global Markets Inc., whose fees and/or commission will be paid and expenses reimbursed by Parent, neither Parent, any of Parent’s Subsidiaries nor any other Person has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement, including the Merger, who would be entitled to any fee or any commission or reimbursement of expenses in connection with or upon consummation of the Merger from Parent or any Affiliate thereof.

Section 4.4              Sufficiency of Funds.

(a)           Parent has delivered to the Company true and complete copies, as in effect on the date of this Agreement, of the purchase agreement, dated as of the date of this Agreement (together with all exhibits, schedules and annexes thereto, “Subscription Agreement”), by and among Parent and the Investors, providing for the purchase of an aggregate amount of equity interests in Parent by the Investors for cash in an aggregate amount set forth in the Subscription Agreement, subject to the terms and conditions set forth therein (the “Parent Funding”), pursuant to which, on the terms and subject only to the conditions set forth therein, the Investors have agreed to provide the amounts set forth therein.

(b)           The aggregate net cash proceeds from the Parent Funding will be sufficient to consummate the transactions contemplated by this Agreement, including the Merger, including payment of all the amounts required to be paid hereunder and otherwise to consummate the transactions contemplated hereby (including the payment of all fees and expenses payable by Parent and Merger Sub in respect thereof).  As of the date of this Agreement, (i) the Subscription Agreement is in full force and effect and constitutes the valid, binding and enforceable obligations of Parent and the Investors, enforceable in accordance with its terms (subject to the Enforceability Exceptions), (ii) there are no conditions precedent related to the funding of the full amount of the Parent Funding contemplated by the Subscription Agreement, other than the conditions precedent expressly set forth in the Subscription Agreement, (iii) there are no side letters, understandings or other agreements or arrangements relating to the Subscription Agreement or any portion of the Parent Funding to which Parent or any of its Affiliates is a party that could adversely affect the availability or amount of the Parent Funding contemplated by the Subscription Agreement in any respect, other than those set forth in the Subscription Agreement and (iv) assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.3 (in each case, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), (x) Parent has no reason to believe that the Parent Funding contemplated by the Subscription Agreement will not be available in full to Parent on the Closing Date and (y) the aggregate proceeds contemplated by the Subscription Agreement will be sufficient for Parent and Merger Sub to pay in full all payments required to be made under this Agreement at the Closing and otherwise to consummate the transactions contemplated hereby (including the payment of all fees and expenses payable by Parent and Merger Sub in respect thereof).  Parent has fully paid any and all commitment fees in connection with the Subscription Agreement that are payable on or prior to the date hereof.

Section 4.5              Merger Sub.  Merger Sub is a Wholly Owned Subsidiary of Parent.  As at the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value of $0.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a Wholly Owned Subsidiary of Parent.  There is no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.  Since its date of incorporation, Merger Sub has not, and prior to the Effective Time will not, have carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto and has and prior to the Effective Time will have no assets or Liabilities other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.6              No Vote of Parent Stockholders.  No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law, the Organizational Documents of Parent in order for Parent to consummate the transactions contemplated by this Agreement, including the Merger.

Section 4.7              Investigations; Litigation.  (a) There are no Proceedings pending or, to the knowledge of Parent, threatened against Parent, Merger Sub, any of the Investors or any of their respective Affiliates and (b) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or, to the knowledge of Parent, investigation by any Governmental Entity involving, Parent, Merger Sub, any of the Investors or any of their respective Affiliates, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8              No Other Representations; Non-Reliance.  Except for the express representations and warranties contained in Article III and the certificate delivered to Parent by Company pursuant to Section 6.3(c), Parent and Merger Sub agree and acknowledge that none of the Company or any Person on behalf of the Company makes, and neither Parent nor Merger Sub have relied upon, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and none of the Company or any of its Subsidiaries shall have any liability with respect to any use of any such information, estimates, projections, predictions or other forward-looking information; provided, however, that notwithstanding the foregoing provisions of this Section 4.8, nothing in this Section 4.8 shall limit Parent’s and Merger Sub’s remedies with respect to claims of fraud or intentional or willful misrepresentation in connection with, arising out of or otherwise related to the representations and warranties contained in Article III and in any instrument or other document delivered pursuant to this Agreement.  Each of Parent and Merger Sub agrees and acknowledges that none of the Company or any Person on behalf of the Company has made any representations and warranties other than those that are expressly set forth in Article III and the certificate delivered to Parent by Company pursuant to Section 6.3(c).

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1              Conduct of Business.

(a)           During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (i) as required by applicable Law, (ii) with the prior written consent of Parent, (iii) as required by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall and shall cause each of its Subsidiaries to, subject to compliance with the other restrictions in this Section 5.1, use their reasonable best efforts to conduct its business in all material respects in the ordinary course of business, consistent with past practice, and, to the extent consistent therewith, to maintain and preserve intact, in all material respects, its business organization, assets and key business relationships with customers and suppliers, Governmental Entities, licensors, licensees, distributors, creditors, lessors, employees and business associates and keep available the services of its and its Subsidiaries’ present officers, other employees and agents.

(b)           During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (i) as required by applicable Law, (ii) with the prior written consent of Parent (which, in the case of clauses (i), (ii) and (vi) through (xxix) shall not be unreasonably conditioned, withheld or delayed), (iii) as required by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall not, and shall cause its Subsidiaries not to:

(i)            amend its Organizational Documents or otherwise take any action to exempt any Person from any provision of its Organizational Documents;

(ii)           split, combine or reclassify any of its capital stock, voting securities or other equity interests;

(iii)          make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (1) dividends paid or any other distribution by any of the Subsidiaries of the Company solely to the Company or any of their Wholly Owned Subsidiaries, respectively, (2) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Options in accordance with their terms and, as applicable, the Company Stock Plans, or (3) the acceptance of shares of Company Common Stock, or withholding of shares of Company Common Stock otherwise deliverable, to satisfy withholding Taxes incurred in connection with the exercise, vesting and/or settlement of Company Equity Awards in accordance with their terms and, as applicable, the Company Stock Plans);

(iv)          grant, or amend or otherwise modify the terms of, any Company Equity Awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(v)           issue or sell any additional shares of Company capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except pursuant to the due exercise, vesting and/or settlement of Company Equity Awards in accordance with their terms and, as applicable, the Company Stock Plan pursuant to grants of Company Equity Awards contemplated by the foregoing clause (D) or in transactions solely among the Company and its Subsidiaries or solely among the Company’s Subsidiaries, or enter into any agreement, understanding or arrangement with respect to the sale or voting of Company capital stock or equity interests;

(vi)          adopt a plan of complete or partial liquidation, dissolution, merger, restructuring, recapitalization or other reorganization or consolidation, other than the Merger;

(vii)         incur, assume, endorse, guarantee or otherwise become liable for or modify the terms of any Indebtedness for borrowed money or issue or sell any debt securities or any rights to acquire any debt securities or make any loans, capital contributions to, or investments in, any other Person other than amounts borrowed under the Company’s existing revolving loan commitment with JPMorganChase Bank, N.A., not to exceed $2,000,000 to be used solely in connection with operational expenses;

(viii)        (A) enter into any Contract which (i) would be considered, if entered into prior to the date hereof, a Company Material Contract or (ii) contains a change in control provision in favor of the other Person party thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the Merger and the transactions contemplated hereby, or (B) except with respect to expiration of applicable Contracts in accordance with their terms or renewals on materially the same terms in the ordinary course of business, consistent with past practice, amend, modify, terminate or renew any Company Material Contract or cancel, modify or waive any material debts or claims held by it or waive any material rights thereunder;

(ix)          (A) enter into any Company Lease that (i) involves annual payments or consideration in excess of $150,000 or (ii) contains a change in control provision in favor of the other Person party thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the Merger and the transactions contemplated hereby, or (B) except with respect to expiration of the applicable Company Lease in accordance with its terms or renewals on materially the same terms in the ordinary course of business, consistent with past practice, amend, modify, terminate or renew any Company Lease or cancel, modify or waive any material debts or claims held by it or waive any material rights thereunder;

(x)           except as otherwise permitted or required by this Agreement or for transactions solely between or among the Company and its Subsidiaries or solely among the Company’s Subsidiaries, prepay, redeem, repurchase, defease, cancel or otherwise terminate any Indebtedness for borrowed money of the Company or any Subsidiary other than (1) any prepayment, redemption, repurchase, defeasance, cancellation or other termination of Indebtedness made within 90 days of the same becoming due and (2) consistent with the financing of accounts payable in the ordinary course of business, consistent with past practice;

(xi)          other than in accordance with Contracts in effect on the date hereof and made available to Parent, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets having a value in excess of $25,000 individually or $250,000 in the aggregate to any Person (other than (1) to the Company or a Wholly Owned Subsidiary of the Company, (2) pursuant to Contracts in effect on the date of this Agreement (correct and complete copies of which have been made available to Parent), (3) sales of equipment, supplies, merchandise, products, inventory and similar materials in the ordinary course of business, consistent with past practice, (4) commodity, purchase, sale or hedging agreements that can be terminated upon 90 days or less notice without penalty), (5) in connection with the closing of up to ten (10) stores operated by the Company or its Subsidiaries, as set forth in Section 5.1(b)(xi) of the Company Disclosure Schedule or (6) the sale or other disposal of vehicles for a purchase price not exceeding $500,000 in the aggregate);

(xii)         create or incur any Lien material to the Company or any of its Subsidiaries on any assets of the Company or any of its Subsidiaries;

(xiii)        except as set forth in the Company’s capital budgets set forth in Section 5.1(b)(xiii) of the Company Disclosure Schedule and consistent therewith, make or authorize any capital expenditure in excess of $250,000 in the aggregate;

(xiv)        acquire any assets or any other Person or business of any other Person (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) or make any investment in any Person, in each case other than a Wholly Owned Subsidiary of the Company (or any assets thereof), either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any Person other than a Wholly Owned Subsidiary of the Company;

(xv)         except as required by the terms of any Company Benefit Plan in effect as of the date hereof and set forth on Section 5.1(b)(xv) of the Company Disclosure Schedule, (1) become a party to, establish, adopt, amend or terminate any Company Benefit Plan (or any arrangement that would have been a Company Benefit Plan had it been entered into prior to this Agreement), (2) increase in any manner the compensation, consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any director or employee of the Company or its Subsidiaries, (3) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Benefit Plan, (4) take any action to accelerate any rights, benefits, vesting or lapsing restrictions or payments of compensation or benefits under any Company Benefit Plan, (5) accelerate the time of funding or payment of, or increase the amount required to fund, any Company Benefit Plan, or fund any rabbi trust or similar arrangement associated with or intended to satisfy liabilities under any Company Benefit Plan, (6) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (7) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business, consistent with past practice) to any employee of the Company or its Subsidiaries, (8) hire any employee at the level of Director or above or engage any independent contractor (who is a natural person) with an annual salary or wage rate or consulting fees in excess of $100,000 or (9) terminate the employment of (A) any employee at the level of Director or above, other than for cause, or (B) more than 10 employees at any “single site of employment” (as defined under the WARN Act) that is not a Company restaurant location or (C) more than 25 employees at any “single site of employment” (as defined under the WARN Act) that is a Company restaurant location;

(xvi)        become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xvii)       except as expressly provided for by Section 5.10, amend, modify, terminate, cancel or let lapse a material insurance policy (or reinsurance policy) or self-insurance program of the Company or its Subsidiaries in effect as of the date hereof, unless simultaneous with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing or self-insurance programs, in each case, providing coverage equal to or greater than the coverage under the terminated, canceled or lapsed policies for substantially similar premiums, as applicable, are in full force and effect;

(xviii)      fail to order, maintain and manage levels of inventory consistent with the levels ordered, maintained and managed by the Company in the ordinary course of business, consistent with past practice, including failure to maintain sufficient inventory for satisfaction of customer orders on hand;

(xix)        other than with respect to transaction litigation, which shall be governed by Section 5.14, or any negotiations and Proceedings in connection with, arising out of or otherwise related to a demand for appraisal under Section 262 of the DGCL, which shall be governed by Section 2.1(b), settle or compromise any Proceeding in excess of an amount of (A) in the case of any Proceeding that is handled by the

Company’s general liability insurance carrier, the amount covered by such insurance, or (B) in the case of any other Proceeding and the amount not covered by insurance in clause (A), $100,000 individually or $250,000 in the aggregate, or which would reasonably be expected to (1) prevent or impair the consummation of the transactions contemplated by this Agreement, including the Merger, (2) have a material negative impact on the operations of the Company or any of its Subsidiaries or (3) involve any criminal liability, any admission of material wrongdoing or any material wrongful conduct by the Company or any of its Subsidiaries;

(xx)         implement or adopt any change in its financial accounting principles or its methods, other than as may be required by GAAP or applicable Law or any interpretation or enforcement thereof;

(xxi)        (1) make, change or revoke any material Tax election, (2) change any method of Tax accounting or Tax accounting period, (3) file any amended Tax Return with respect to any Tax, (4) settle or compromise any material Tax Proceeding or enter into any closing agreement relating to any Tax for an amount materially in excess of the amount reserved therefor, in accordance with GAAP, by the Company, (5) surrender any right to claim a material Tax refund, (6) change the entity classification of the Company or any of its Subsidiaries, (7) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, or (8) take any action that would reasonably be expected to have a materially adverse impact on the Tax position of the Company;

(xxii)       amend or fail to comply with the Privacy and Security Policies, or alter the operation or security of any IT Assets owned, used or held for use in the operation of the Company’s and its Subsidiaries’ businesses, in each case, in a manner that would be less protective of any Personal Information or any other information that is in the Company’s or any of its Subsidiaries’ possession or control, including any information stored on or processed by such IT Assets;

(xxiii)      grant, extend, waive or modify any material rights in or to, or sell, assign, lease, transfer, let lapse, abandon or otherwise dispose of, any Company Intellectual Property, other than entry into non-exclusive licenses in the ordinary course of business, consistent with past practice;

(xxiv)     fail to maintain policies and procedures designed to ensure compliance with the FCPA and Other Anti-Bribery Laws;

(xxv)      fail to maintain policies and procedures designed to ensure compliance with the Sanctions Laws in each jurisdiction in which the Company and its Subsidiaries operate or are otherwise subject to jurisdiction;

(xxvi)     amend or modify any Company Permit in any material respect, or cancel, surrender, terminate or allow any Company Permit to lapse or expire or otherwise fail to maintain and preserve its relationship with any Governmental Entity;

(xxvii)    take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied or that would reasonably be expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement, including the Merger;

(xxviii)   enter into any new line of business in any geographic area not related to fast-casual restaurant meals using produce, proteins and other ingredients predominantly preservative- and additive-free, starters, soups, salads, sandwiches, bowls and kabobs; or

(xxix)     agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 5.1(b);

(c)           Nothing set forth in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time or give the Company, directly or indirectly, the right to control or direct the Parent’s or its Subsidiaries’ operations prior to the Effective Time.

Section 5.2              Access.

(a)           For purposes of furthering the transactions contemplated hereby, the Company shall afford Parent, its Subsidiaries, the Investors, and its and their employees, accountants, consultants, legal counsel, financial advisors and agents and other Representatives, reasonable access during normal business hours upon reasonable advance notice to the Company, throughout the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, to its and its Subsidiaries’ personnel, properties, books and records and such other information concerning its business, properties and personnel as Parent or the Investors may reasonably request.  Notwithstanding anything to the contrary contained in this Section 5.2(a), any document, correspondence or information or other access provided pursuant to this Section 5.2(a) may be redacted or otherwise limited to prevent disclosure of information concerning the valuation of the Company or the Merger or other confidential or competitively sensitive information; provided that the Company, Parent and the Investors shall reasonably cooperate to minimize such restrictions and permit such access and the furnishing of such documents, correspondence or information in a manner to remove the basis for the objection, including by compliance with the procedures set forth in the Confidentiality Agreements.

(b)           Notwithstanding anything to the contrary contained in this Section 5.2, the Company shall not be required to provide any access, or make available any document, correspondence or information, if doing so would , in such Person’s and its legal counsel’s reasonable judgment, (i) jeopardize the attorney-client privilege of such Person or any of its Affiliates or (ii) result in (A) a violation of any Law applicable to such Person or any of its Affiliates or the assets, or operation of the business, of such Person or any of its Affiliates or (B) the breach of any binding contractual confidentiality obligations in any Contract to which such Person or any of its Affiliates is a party or by which any of their assets or properties are bound; provided, however, that in such instances such Person shall inform the requesting Person of the general nature of the information being withheld and, upon the other requesting Person’s request, reasonably cooperate with the requesting Person to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (i) and (ii), including through the use of reasonable best efforts to take such actions and implement appropriate and mutually agreeable measures to as promptly as practicable permit such access and the furnishing of such documents, correspondence or information in a manner to remove the basis for the objection, including by compliance with the procedures set forth in the Confidentiality Agreements, entry into a customary joint defense agreement and, with respect to the contractual confidentiality obligations contemplated by the foregoing clause (ii)(B), obtaining a waiver with respect to or consent under such contractual confidentiality obligations.

(c)           The Parties and the Investors hereby agree that all information provided to them or their respective directors, officers, other employees or other Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the Confidentiality Agreements, which shall continue in full force and effect in accordance with their terms.

Section 5.3              Company Takeover Proposals; Change of Recommendation.

(a)           Notwithstanding anything in this Agreement to the contrary (but subject to Section 5.3(c) and Section 5.3(e)), during the period beginning on the date hereof until and continuing until 11:59 p.m. Eastern time on the thirty-fifth (35th) day after the date hereof (the “Go-Shop Period”), the Company, its Subsidiaries and its and their respective Representatives shall have the right to, directly or indirectly: (i) solicit, initiate, encourage and facilitate, including by the making of a public announcement, the submission by any Person(s) to the Company of any Company Takeover Proposals or any inquiries or proposals that would reasonably be expected to lead to any Company Takeover Proposals; (ii) initiate or participate in any discussions and negotiations with any Person(s) regarding any Company Takeover Proposals or any inquiries or proposals that would reasonably be expected to lead to any Company Takeover Proposals; (iii) furnish to any Person(s) information (including non-public Company information), other than information furnished by Parent or any other party to any Confidentiality Agreement pursuant to the Confidentiality Agreements, in connection with any Company Takeover Proposals or any inquiries or proposals that would reasonably be expected to lead to a Company Takeover Proposals (provided that all such information has previously been provided to Parent or is provided to Parent not later than 24 hours after the time it is provided to such Person) pursuant to a customary confidentiality agreement that, taken as a whole, is not less restrictive in the aggregate of such Person and any of its affiliates and Representatives than the Confidentiality Agreements and does not include any restrictions that would restrain, hinder or prohibit, or would be reasonably expected to restrain, hinder or prohibit, the Company from satisfying its obligations contemplated by Section 5.3(e); provided, however, that such confidentiality agreement need not contain any “standstill” or other similar restrictions of the type set forth in clauses (i), (iv) and (v) of Section 6(a) of the Confidentiality Agreements, if such provisions of the Confidentiality Agreements are thereupon waived by the Company (an “Acceptable Confidentiality Agreement”); and (iv) otherwise cooperate with, assist, participate in and facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Company Takeover Proposals.

(b)           Except (i) as expressly permitted pursuant to this Section 5.3(b) and (ii) with respect to any Excluded Party (with whom the Company may continue to engage in the activities described in Section 5.3(a) for so long as such Person is determined by the Company to be an Excluded Party), from and after 12:00 a.m. Eastern time on the thirty-sixth (36th) day after the date hereof (the “Window-Shop Period Start Time”) until the earlier of the Effective Time or the date of the termination of this Agreement in accordance with Article VII, the Company shall not, and shall cause its Subsidiaries and its and their officers, directors, managers and employees not to, and shall direct and use commercially reasonable efforts to cause its other Representatives not to, (u) directly or indirectly solicit, initiate, knowingly encourage or knowingly facilitate any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal, (v) directly or indirectly engage in, continue or otherwise participate in any discussions or negotiations with any Person (other than the Company’s Representatives) regarding, or furnish to any Person information (including non-public Company information) in connection with any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal (other than to inform any Person of the terms of this Section 5.3(b) and Section 7.4); provided that, nothing contained in this Section 5.3(b) shall prohibit the Company, in response to any Company Takeover Proposal from any Person that is not made in violation of this Section 5.3(b) from contacting such Person solely to seek clarification of the terms and conditions thereof, (w) other than an Acceptable Confidentiality Agreement referred to in Section 5.3(e), enter into any agreement (or agreement in principle) or arrangement with respect to any Company Takeover Proposal, or (x) agree, authorize or commit to do any of the foregoing. Except as expressly permitted pursuant to this Section 5.3(b), from and after the Window-Shop Period Start Time (or, with respect to an Excluded Party, after it ceases to be an Excluded Party), the Company shall, and shall cause its Subsidiaries and its and their respective officers, directors, managers and employees and direct and use reasonable best efforts to cause its and their respective other Representatives to, immediately cease and cause to be terminated all discussions or negotiations with any Person theretofore conducted with respect to any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives (subject to the document retention provisions, if any, contained in any confidentiality agreements then in effect with any such Person(s)) and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

(c)           Notwithstanding anything in this Agreement to the contrary, at any time from and after the date of this Agreement and prior to obtaining the Company Stockholder Approval, in response to a bona fide written Company Takeover Proposal that (i) the Company Board of Directors determines in good faith, after consultation with outside counsel and the Company’s financial advisor, constitutes or is reasonably likely to lead to a Company Superior Proposal such that the failure by the Company to take the actions in the following clause (x) or (y) would be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law, and (ii) did not result from a material breach of Section 5.3(b), the Company, its Subsidiaries and its and their respective Representatives may, subject to compliance with Section 5.3(e), (x) furnish information (including non-public information) with respect to the Company and its Subsidiaries to the Person making such Company Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Parent or is provided to Parent not later than 24 hours after the time it is provided to such Person) pursuant to an Acceptable Confidentiality Agreement and (y) conduct, engage or otherwise participate in discussions regarding the terms of such Company Takeover Proposal and the negotiation of such terms with, and only with, the Person making such Company Takeover Proposal (and such Person’s Representatives).  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.3 by any Subsidiary of the Company or any of its or their Representatives shall constitute a breach of this Section 5.3 by the Company.

(d)           Except as set forth below, neither the Company Board of Directors nor any committee thereof shall (i)(A) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub), or propose publicly to withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub), the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement, (C) at any time following the public announcement  of a  Company Takeover Proposal (not constituting a tender or exchange offer as contemplated by clause (D) below), fail to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within five Business Days) after receipt of any written request to do so from Parent, (D) fail to recommend, within ten (10)  Business Days after the commencement (pursuant to Rule 14d-2 under the Exchange Act) of a tender or exchange offer for outstanding shares of Company Common Stock (other than by Parent or an Affiliate of Parent), rejection of such tender offer or exchange offer by the Company’s stockholders (pursuant to Rule 14e-2(a)(1) under the Exchange Act and under cover of Schedule 14D-9 filed by the Company with the SEC), or (E) agree, authorize or commit to do any of the foregoing (any action in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (other than an Acceptable Confidentiality Agreements) (each, a “Company Acquisition Agreement”) relating to a Company Takeover Proposal.  Notwithstanding the foregoing sentence or anything to the contrary contained elsewhere in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company Board of Directors may (x) make a Company Adverse Recommendation Change, terminate this Agreement in accordance with Section 7.2(b) and concurrently pay (or cause to be paid) to Parent the Company Termination Fee as provided in Section 7.4(a)(i), if:  (A) the Company receives a bona fide written Company Takeover Proposal that did not result from a breach of Section 5.3 that has not been withdrawn and (B) the Company Board of Directors has determined in good faith, after consultation with outside counsel and the Company’s financial advisor, that such Company Takeover Proposal constitutes a Company Superior Proposal; provided, however, that (1) a Company Adverse Recommendation Change may not be so made and termination of this Agreement pursuant to Section 7.2(b) may not so occur  unless and until the Company shall have given Parent written notice that the Company Board of Directors intends to convene a meeting to consider making, and to vote in respect of making, a Company Adverse Recommendation Change, together with a reasonably detailed description of the Company Superior Proposal (including, without limitation to Section 5.3(e), the terms and conditions of the Company Superior Proposal and true and complete copies of all relevant proposed documentation providing for such Company Superior Proposal (including any Company Acquisition Agreements)), at least four (4) Business Days in advance of convening such meeting of the Company Board of Directors and formally voting thereat (the “Superior Proposal Notice Period”); (2) during the pendency of the Superior Proposal Notice Period, if requested by Parent, the Company Board of Directors shall authorize and instruct its Representatives to negotiate in good faith with Parent and its Representatives to revise this Agreement (in the form of a proposed binding amendment of this Agreement) so as to enable the Company Board of Directors to determine in good faith, after consultation with outside counsel and the Company’s financial advisor, that after giving effect to the modifications to this Agreement contemplated by such proposed binding amendment, such Company Takeover Proposal would no longer constitute a Company Superior Proposal; and (3) at the expiration of the Superior Proposal Notice Period, and at such meeting of the Company Board of Directors, the Company Board of Directors, after having taken into account the revisions to this Agreement proposed by and negotiated with Parent in the manner and form referred to in clause (2) above, shall have determined in good faith, after consultation with outside counsel and the Company’s financial advisor, that a failure to make a Company Adverse Recommendation Change and to terminate this Agreement pursuant to Section 7.2(b) would be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Law (it being agreed that any revisions to the financial terms of, or any amendments to any of the other substantive terms of, any Company Takeover Proposal or Company Acquisition Agreement shall be deemed to constitute a new Company Takeover Proposal for purposes of this Section 5.3(d), including for purposes of commencing a new Superior Proposal Notice Period(s), except that subsequent to the initial Superior Proposal Notice Period, the subsequent Superior Proposal Notice Period shall be reduced to three (3) Business Days).  Notwithstanding the first sentence in this Section 5.3(d)  or anything else to the contrary contained elsewhere in this Agreement, if at any time prior to obtaining the Company Stockholder Approval, the Company Board of Directors may make a Company Adverse Recommendation Change if: (A) an Intervening Event shall have occurred and be continuing and (B) the Company Board of Directors shall have determined in good faith, after consultation with outside counsel and the Company’s financial advisor, that the failure to make a Company Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Law; provided, however, that (1) a Company Adverse Recommendation Change may not be so made unless and until the Company shall have given Parent written notice that the Company Board of Directors intends to convene a meeting to consider making, and to vote in respect of making, a Company Adverse Recommendation Change, together with a reasonably detailed description of the nature of the Intervening Event that has occurred and is continuing, at least four (4) Business Days in advance of convening such meeting of the Company Board of Directors and formally voting thereat (the “Intervening Event Notice Period”), (2) during the pendency of the Intervening Event Notice Period, if requested by Parent, the Company Board of Directors shall authorize and instruct its Representatives to negotiate in good faith with Parent to revise this Agreement (in the form of a proposed binding amendment of this Agreement) to enable the Company Board of Directors to determine in good faith, after consultation with outside counsel and the Company’s financial advisors that, after giving effect to the modifications to this Agreement contemplated by such proposed binding amendment, that the failure to make a Company Adverse Recommendation Change would no longer be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Law; and (3) at the expiration of the Intervening Event Notice Period and at the meeting of the Company Board of Directors, after having taken into account the modifications to this Agreement proposed by Parent in the manner and form described in clause (2) above, shall have determined in good faith, after consultation with outside counsel and the Company’s financial advisor, that a failure to make a Company Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Law.  For purposes of clarification and certainty, under no circumstances shall the Company be permitted to terminate this Agreement in respect of, or due to any Company Adverse Recommendation Change made by the Company Board of Directors in response to or in respect of an Intervening Event. The Company hereby expressly confirms and agrees that the immediately preceding sentence of this Section 5.3(d), to the extent it relates to a Company Adverse Recommendation Change in response to or in respect of an Intervening Event, has been agreed to by the parties hereto pursuant to Section 146 of the DGCL.

(e)           The Company shall:

(i)            promptly and (A)  in any event within 24 hours after the expiration of the Go-Shop Period, advise Parent in writing of the existence and identity of any Excluded Party and (B) not later than within 24 hours after receipt thereof by the Company or any of its Representatives, including during the Go-Shop Period, give Parent notice in writing of (1) any Company Takeover Proposal or any request for information in connection with any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal, setting forth in such notice (to the extent not theretofore publicly disclosed or previously disclosed to Parent) (x) the material terms and conditions of any such Company Takeover Proposal or request for information, inquiry or proposal (including any changes thereto) and (y) the identity of the Person making any such Company Takeover Proposal or request for information, inquiry or proposal, or (2) any new substantive developments, discussions or negotiations relating to any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal being conducted on behalf of the Company by the Company Board of Directors (or its Representatives);

(ii)           keep Parent informed in all material respects on a prompt basis (and in any event within 24 hours of any substantive developments or changes in status) of the status and details of any Company Takeover Proposal (including any material changes to the terms thereof); and

(iii)          provide to Parent as soon as practicable after receipt or delivery thereof (but in any event within 24 hours) copies of any Company Takeover Proposal  or request for information, inquiry or proposal received in writing (including drafts of any Company Acquisition Agreements) exchanged between the Company or any of its

Affiliates or any of its or their Representatives and any Person that describes any of the terms or conditions of any Company Takeover Proposal or request for information, inquiry or proposal.

(f)            Nothing contained in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company from (i) making any public announcement or disclosure to the Company’s stockholders if such disclosure is required under applicable Law, (ii) disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a)(2) or (3) or Item 1012 (a) of Regulation M-A under the Exchange Act, or (iii) making any “stop-look-and-listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.  For the avoidance of any doubt, notwithstanding any provision of this Agreement, a factually accurate public or other statement or disclosure made by the Company, including in response to any unsolicited, or during the Go-Shop Period, solicited, inquiry, proposal or offer made by any Person to the Company or its Representatives that is not in violation of Section 5.3 shall not, in itself, constitute a Company Adverse Recommendation Change for any purpose of this Agreement; provided, however, that if any disclosures, statements or other communications of the type described in clauses (i) and (ii) of this Section 5.3(f) fail to expressly reaffirm therein the Company Recommendation, or has the effect of withdrawing, modifying or qualifying the Company Recommendation in any manner adverse to Parent, such disclosure, statement or other communication shall constitute a Company Adverse Recommendation Change for all purposes of this Agreement.

(g)           From the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall not take any action to exempt any Person (other than Parent and Merger Sub) from the restrictions, prohibitions and provisions of any Takeover Statute (including the restrictions on “business combinations” contained in Section 203 of the DGCL) or terminate, amend or otherwise modify or waive any provision of any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof; provided that the Company shall be permitted to exempt any Person from the provisions of any Takeover Statute and to terminate, amend or otherwise modify, waive or fail to enforce any provision of any such confidentiality, “standstill” or similar agreement if the Company Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Law.

Section 5.4              Filings; Other Actions.

(a)           As promptly as reasonably practicable following the date of this Agreement, but in any event within twenty (20) Business Days after the date of this Agreement, the Company shall prepare and file with the SEC the preliminary proxy statement relating to the Company Stockholders’ Meeting (together with any amendments or supplements thereto, in each case, in the form or forms mailed to the Company’s stockholders, the “Proxy Statement”).  Parent shall cooperate with the Company in the preparation of the Proxy Statement and use its reasonable best efforts to furnish all information concerning Parent, Merger Sub and their

Representatives that is reasonably requested by the Company or required by applicable Law in connection with the preparation of the Proxy Statement.  The information supplied by the Company and Parent, as applicable, for inclusion in the Proxy Statement shall not, at the time the Proxy Statement is first mailed to the stockholders of the Company and at the time of any meeting of Company stockholders to be held in connection with the Merger (including the Company Stockholders’ Meeting), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein, and no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company for inclusion or incorporation therein.

(b)           The Company shall (i) provide Parent, its outside legal counsel and its other Representatives with a reasonable opportunity to review and comment on drafts of the Proxy Statement and other documents and communications related to the Company Stockholders Meeting prior to filing, furnishing or delivering such documents with the applicable Governmental Entity and dissemination of such documents to the Company’s stockholders and (ii) consider in good faith including in the Proxy Statement and such other documents and communications related to the Company Stockholders Meeting all comments reasonably proposed by Parent, its outside legal counsel and its other Representatives, and the Company agrees that all information relating to Parent, its Affiliates and their respective Representatives included in the Proxy Statement shall be in form and content satisfactory to Parent, acting reasonably; provided that the Company shall not have such obligations with respect to any Proxy Statement and other documents and communications relating to a Company Adverse Recommendation Change made in accordance with Section 5.3.

(c)           The Company shall notify Parent promptly of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with true and complete copies or, if oral, summary descriptions, of all correspondence between the Company and any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement, including the Merger, and provide Parent, its outside legal counsel and its other Representatives a reasonable opportunity to participate in any discussions or meetings with the SEC (or portions of any such discussions or meetings that relate to the Proxy Statement); provided that the Company shall not have such obligations with respect to any Proxy Statement and other documents and communications relating to a Company Adverse Recommendation Change made in accordance with Section 5.3.  The Company shall, subject to the requirements of Section 5.4(b), respond promptly to any comments from the SEC or the staff of the SEC to the Proxy Statement.  If at any time prior to the Company Stockholders’ Meeting (or any adjournment or postponement thereof) any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.  The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders, in definitive form, as promptly as reasonably practicable after the resolution of any comments of the SEC or the staff of the SEC with respect to the preliminary Proxy Statement.

(d)           Subject to Section 5.3 and Section 5.4(e), the Company shall take all action necessary in accordance with applicable Law and the Company’s Organizational Documents to set a record date for, duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”) as soon as reasonably practicable following the mailing of the Proxy Statement to the Company’s stockholders (but in any event within thirty-five days after the date the SEC staff advises that it has no further comments thereon or that the Company may file and commence mailing of the definitive Proxy Statement (and if such day is not a Business Day, on the first Business Day subsequent to such day)).  Subject to Section 5.3 or this Section 5.4, unless the Company shall have made a Company Adverse Recommendation Change, the Company shall include the Company Recommendation in the Proxy Statement and shall solicit, and use its reasonable best efforts to obtain, the Company Stockholder Approval at the Company Stockholders’ Meeting (including by soliciting proxies in favor of the adoption of the Merger and this Agreement).

(e)           The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its stockholders.  The Company may adjourn or postpone the Company Stockholders’ Meeting (i) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board of Directors has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Law, (ii) if as of the time that the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) (the “Original Date”) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting, (iii) if the Company reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained if the Company Stockholders’ Meeting is held on the Original Date, as long as, in the cases of the foregoing clauses (ii) and (iii), the date of the Company Stockholders’ Meeting is not postponed or adjourned more than ten days in connection with any one postponement or adjournment or more than an aggregate of thirty days from the Original Date (unless the Company shall have received prior written consent of Parent), or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).  During any such period of adjournment or postponement, the Company shall continue in all respects to comply with its obligations under this Section 5.4.

(f)            Once the Company has established a record date for the Company Stockholders’ Meeting, the Company may not change such record date or establish a different record date for the Company Stockholders’ Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

(g)           Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than related procedural matters) that the Company may propose to be acted on by the Company’s stockholders at the Company Stockholders’ Meeting.

Section 5.5              Employee Matters.

(a)           During the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, to the employees of the Company or its Subsidiaries who continue to be employed by Parent or the Surviving Corporation or any of their respective Subsidiaries following the Effective Time (collectively, the “Continuing Employees”), (i) an annual base salary or wage rate and target short term annual cash bonus opportunity which are no less favorable in the aggregate than those that were provided to each such Continuing Employee by the Company or its Subsidiaries immediately prior to the Effective Time and (ii) employee benefits (excluding equity-based compensation) that are at least as favorable to those provided to the Continuing Employees by the Company or its Subsidiaries immediately prior to the Effective Time.  In addition, and without limiting the generality of the foregoing, in the event that the employment of any Continuing Employee is terminated during the 18-month period following the Effective Time, Parent shall provide, or shall cause the Surviving Corporation and its Subsidiaries to provide, to such Continuing Employee severance benefits that are no less favorable than the severance benefits to which such Continuing Employee would have been entitled under the applicable Company Benefit Plan disclosed in Section 3.9(a) of the Company Disclosure Schedule as in effect immediately prior to the date of this Agreement.

(b)           Parent shall use commercially reasonable efforts to, or shall use commercially reasonable efforts to cause the Surviving Corporation to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Parent benefit plan, as if such service had been performed with Parent, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.

(c)           Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall (i) cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence participation therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation and (ii) cause the Company’s 401(k) Plan (the “Company 401(k) Plan”) to be terminated effective immediately prior to the Effective Time.  In the event that Parent requests that the Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time.

(d)           In the event that the Company causes the Company 401(k) Plan to be terminated in accordance with Section 5.5(c), prior to the Effective Time and thereafter (as applicable), the Company and Parent shall take any and all actions as may be required, including amendments to the Company 401(k) Plan and/or the tax-qualified defined contribution retirement plan designated by Parent (the “Parent 401(k) Plan”) to (1) permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, in an amount equal to the full account balance distributed or distributable to such Continuing Employee from the Company 401(k) Plan to the Parent 401(k) Plan, and (2) obtain from the IRS a favorable determination letter on termination for the Company 401(k) Plan.

(e)           Prior to the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, comply in all material respects with each of their respective obligations under applicable Law and/or any collective bargaining agreement or similar labor agreement to inform and consult (or otherwise) with any unions or other similar labor organizations regarding the transactions contemplated by this Agreement, and comply with the notice requirements and other requirements under the WARN Act in connection with any “plant closing” or “mass layoff” (each as defined therein), or any similar triggering events affecting any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries.

(f)            Notwithstanding any permitted disclosures under the Confidentiality Agreements, but subject to clause (iii) of Section 5.9, prior to making any broadly disseminated written or oral communications to the directors, officers or other employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, including the Merger, the Company shall provide Parent with a true and complete copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith.

(g)           Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Company Benefit Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Company Benefit Plan in accordance their terms, (iii) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee or (iv) create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.\

(h)           The Parties agree to take the actions set forth on Section 5.5(h) of the Company Disclosure Schedule.

Section 5.6              Regulatory Approvals; Efforts.

(a)           Cooperation.  Subject to the terms and conditions set forth in this Agreement, the Parties shall cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and other transactions contemplated by this Agreement, including, subject to the other provisions of this Section 5.6, preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including any Governmental Entity) in order to consummate and make effective the Merger and other transactions contemplated by this Agreement, including the Transaction Approvals.  Subject to applicable Laws relating to the exchange of information, the Parties and their Representatives will consult with the others on and consider in good faith the views of the others in connection with any proposed filing made with, or communication to, any third party (including any Governmental Entity) in connection with the Merger and other transactions contemplated by this Agreement and act in good faith and cooperate with the other Party in connection with resolving any investigation or other inquiry of any Governmental Entity with respect to the Merger and other transactions contemplated by this Agreement.

(b)           Antitrust Matters.  Without limiting the generality of, and in furtherance of, the provisions set forth in Section 5.6(a), (i) each of the Company and Parent, as applicable, agrees to make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the Merger as soon as practicable after the date hereof, and to use their reasonable best efforts to supply as soon as practicable any additional information and documentary material that may be reasonably requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.6 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable (including by requesting early termination of the waiting period thereunder), (ii) without limiting the generality of the undertakings pursuant to this Section 5.6, each of the Parties agrees to, as promptly as reasonably practicable, provide or cause to be provided to each Governmental Entity with jurisdiction over enforcement of the Antitrust Laws (“Government Antitrust Entity”) non-privileged information and documents requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the Merger and other transactions contemplated by this Agreement, and (iii) each of the Parties agrees not to, without the prior written consent of the other Party or

Parties, as the case may be (which consent shall not be unreasonably conditioned, withheld or delayed) consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger and the other transactions contemplated in this Agreement at the behest of any Governmental Entity, provided that Parent may, at its sole discretion, cause any documentation to effect any necessary notice, report, consent, registration, approval, permit, authorization, expirations of waiting periods or other filing contemplated by Section 5.6(a) or this Section 5.6(b) applicable to it to be withdrawn or refiled or resubmitted for any reason, including to provide the applicable Governmental Entities with additional time to review any or all of the Merger and other transactions contemplated by this Agreement.

(c)           Information.  Subject to applicable Law, the Parties shall, upon request by the other, furnish as promptly as reasonably practicable the others with all information and documents concerning itself, its Subsidiaries, directors, officers and equityholders and such other matters in connection with any statement, substantive submission, filing, notice or application made by or on behalf of any of the Parties or any of their respective Subsidiaries to any third party (including any Governmental Entity) in connection with the Merger and the other transactions; provided that such materials (or any other information or materials provided to or received by any Party pursuant to this Section 5.6) may be redacted (i) to remove references concerning the valuation of the Company or Parent’s consideration of the Merger and the other transactions contemplated by this Agreement and (ii) as necessary to address reasonable attorney-client or other privilege or confidentiality or Trade Secrets concerns.

(d)           Status.  Subject to applicable Laws or as required by any Governmental Entity, the Parties shall keep the others reasonably apprised of the status of matters relating to consummation of the Merger and the other transactions contemplated by this Agreement, including promptly furnishing the other with true and complete copies of written notices or other communications between the Company or Parent, as the case may be, or any of their respective Affiliates, and any third party (including any Governmental Entity) with respect to the Merger and the other transactions contemplated by this Agreement and any substantive notices or other substantive communications with any third party (including any Governmental Entity) with respect to the Merger and the other transactions contemplated by this Agreement and promptly notifying the other of any substantive communication with any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.  Each Party shall use its reasonable best efforts to consult with the other Parties in advance of any meeting or teleconference with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Merger and the other transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, to give the other Parties or such other Parties’ Representatives the opportunity to attend and participate thereat.

Section 5.7              Third-Party Consents.  Separate and apart from the obligations set forth in Section 5.6, the Company shall use its, and shall cause its Subsidiaries to use their, reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary and proper or advisable on its part under this Agreement and applicable Law to give and obtain (as the case may be) as promptly as practicable following the date of this Agreement all notices, acknowledgments, waivers, consents, amendments or other modification required under any Contract to which the Company or any of its Subsidiaries is bound (the “Third-Party Consents”) and that are necessary or advisable to be obtained in order to consummate the transactions contemplated by this Agreement, including the Merger, and in connection therewith, neither the Company nor any of its Subsidiaries shall (a) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value, (b) amend, supplement or otherwise modify any such Contract or (c) agree or commit to do any of the foregoing, in each case for the purposes of obtaining any Third-Party Consents, without the prior consent of Parent.  Parent shall reasonably cooperate with the Company to obtain Third Party Consents (provided such reasonable cooperation shall not include an obligation of Parent to grant any consent pursuant to the immediately preceding sentence).

Section 5.8              Takeover Statutes and Similar Matters.  No Party shall take any action that would cause the transactions contemplated by this Agreement, including the Merger, to be subject to requirements imposed by any Takeover Statute.  If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws (including Section 203 of the DGCL) and regulations (each, a “Takeover Statute”) may become, or may purport to be, applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Statute on the transactions contemplated hereby.

Section 5.9              Public Announcements.  The Company and Parent agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in a form agreed to by the Parties and that the Parties shall consult with each other before issuing any press release or making any public announcement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other Party (which shall not be unreasonably withheld, delayed or conditioned); provided, however, that (i) a Party may, without the prior consent of the other Party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement to the extent such Party may reasonably conclude that such press release or public statement may be required by applicable Law, the applicable rules of any stock exchange or court process, (ii) in the case of press releases or public announcements by a Party with respect to a public announcement of a Takeover Proposal by any Person or a Company Adverse Recommendation Change made in accordance with this Agreement or Parent’s response thereto, the Party shall not be required to consult with the other Party but shall give the other Party a true and complete copy of any such press release or public announcement prior to the issuance thereof, and (iii) in the case of press releases or other public announcements that are consistent with other communications made after the date of this Agreement in compliance with this Section 5.9, neither Party shall be required to consult with or obtain the consent of the other Party prior to the issuance thereof.  Without limiting the generality of the foregoing, prior to making any written broad-based communications to the employees or independent contractors of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company or Parent (as applicable) shall provide the other Party with a copy of the intended communication, such other Party shall have a reasonable period of time to review and comment on the communication, and the Party seeking to distribute any such communication shall give reasonable and good faith consideration to any comments made by the other Party that are timely provided.

Section 5.10            Indemnification and Insurance.

(a)           Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement, including the Merger), now existing in favor of the current or former directors, officers or other employees, as the case may be, of the Company or any of its Subsidiaries (the “Indemnified Parties”) as provided in the Organizational Documents of the Company or any of its Subsidiaries or in any agreement set forth on Section 5.10(a) of the Company Disclosure Schedule (an “Indemnity Agreement”), each as in effect on the date of this Agreement, shall survive the Merger and shall continue in full force and effect in accordance with their terms.  For a period of not less than six years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless, and advance expenses to, the Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent provided by:  (i) the Organizational Documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement; (ii) any Indemnity Agreement between any such Indemnified Party on the one hand and the Company or any of its Subsidiaries on the other hand, as in effect on the date of this Agreement; and (iii) applicable Law.

(b)           Without limiting the provisions of Section 5.10(a), from and after the Effective Time, Parent shall and shall cause the Surviving Corporation to, in each case, to the fullest extent that the Company would have been permitted under applicable Law and the Company’s Organizational Documents in effect as of the date of this Agreement:  (i) indemnify, defend and hold harmless each Indemnified Party from and against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement (including, in each case, any interest or assessments thereon) in connection with any Proceeding, to the extent such Proceeding arises out of or pertains to any action or omission or alleged action or omission in such Indemnified Party’s capacity as a director, officer or other employee of the Company or any of its Subsidiaries prior to the Effective Time; and (ii) pay the costs and expenses (including reasonable attorneys’ fees) of any Indemnified Party incurred or expected to be incurred in connection with any such Proceeding, in each case, to the extent that such Persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company or any of its Subsidiaries pursuant to the Organizational Documents of the Company or its Subsidiaries, as applicable, any Indemnity Agreement or applicable Law; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication for which no further appeal may be taken that such person is not entitled to indemnification.  Notwithstanding the foregoing, Parent and the Surviving Corporation shall be obligated to pay for only one law firm to represent the Indemnified Parties (and local counsel in each necessary jurisdiction) with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

(c)           Parent shall cause the exculpation and indemnification provisions set forth in the Organizational Documents of the Surviving Corporation and its Subsidiaries as of the Effective Time to be no less favorable to the Indemnified Parties or the beneficiaries thereof than the provisions which are currently provided by the Company and its Subsidiaries.  For a period of six years after the Closing and at all times subject to applicable Law, Parent shall not (and shall not cause or permit the Surviving Corporation or any its Subsidiaries or any of Parent’s other Subsidiaries or Affiliates to) amend or modify in any way adverse to the Indemnified Parties, or to the beneficiaries thereof, the exculpation and indemnification provisions set forth in the Organizational Documents of the Surviving Corporation or its Subsidiaries to make them less favorable to the Indemnified Parties or the beneficiaries thereof than the provisions which are currently provided by the Company and its Subsidiaries.  In addition, Parent shall provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Indemnified Parties who are insured under the Company’s directors’ and officers’ insurance and indemnification policies with insurance and indemnification coverage  that provides limits and coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the limits and coverage provided by the  Company’s policies in effect as of immediately prior to the Effective Time; provided that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date hereof by the Company for such insurance; provided, further, that if the annual premiums of such insurance limits and coverage currently in place at any time exceed such amount, Parent or the Surviving Corporation shall obtain insurance policies which, in its good faith determination, provides the greatest limits and coverage available for a cost not exceeding such amount.  The Indemnified Parties to whom this Section 5.10 applies shall be third-party beneficiaries of this Section 5.10.  The provisions of this Section 5.10 are intended to be for the benefit of each Indemnified Party and his or her successors, heirs and legal representatives.

(d)           This Section 5.10 shall survive the consummation of the Merger and shall be binding, jointly and severally, on all successors and permitted assigns of Parent, the Surviving Corporation and its Subsidiaries, and shall be enforceable by the Indemnified Parties and their successors, heirs or legal representatives.  In the event that Parent, the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such other Person or the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to its obligations set forth in this Section 5.10.

Section 5.11            Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement, including the Merger, by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12            Financing Matters.

(a)           From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its term, the Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Representatives to, provide, at Parent’s sole expense, such customary cooperation and customary and readily available financial information and data, in each case, that is reasonably requested by Parent in connection with any debt financing (explicitly excluding, for the avoidance of doubt, the Parent Funding) obtained by Parent or any of its Subsidiaries for the purpose of financing the transactions contemplated hereby (any such debt financing, a “Debt Financing”) (it being understood that the receipt of any such Debt Financing is not a condition to the Merger or any of the other transactions contemplated hereby); provided, however, that no such cooperation shall be required to the extent it would (i) unreasonably disrupt or interfere with the conduct of the Company’s business, (ii) require the Company or any of its Subsidiaries to incur any fees, expenses or other liability prior to the Effective Time for which it is not promptly reimbursed, (iii) require any director, officer or employee of the Company or any of its Subsidiaries to deliver, or be required to deliver, any certificate or take any action that would reasonably be expected  to result in any personal liability, (iv) require the Company to waive or amend any terms of this Agreement, (v) require the Company or any of its Subsidiaries to provide any information that is prohibited or restricted by applicable Law or is privileged and disclosure of which would result in a loss of such privilege, (vi) require the Company or any of its Subsidiaries to prepare or deliver any financial statements other than any such financial statements that are required to be prepared and delivered by the Company pursuant to Section 5.2, (vii) require the Company or any of its Subsidiaries to enter into, amend or modify any agreement or commitment that would not be conditioned on the occurrence of, or would be effective prior to, the Effective Time (other than customary authorization and representation letters) or (viii) require the Company or any of its Subsidiaries, or any of their respective directors, managers or officers, to take any action to authorize any formal corporate or similar action with respect to the Debt Financing that is not subject to the occurrence of the Effective Time; provided, further, however, that (A) Parent covenants and agrees that any offering documents, lender and investor presentations, rating agency presentations, bank information memoranda or other marketing materials in connection with any Debt Financing contemplated by this Section 5.12(a) shall contain disclosures and disclaimers exculpating the Company and its Subsidiaries and their respective directors and officers with respect to any liability related to the contents or use thereof by the recipients thereof, and (B) notwithstanding any other provision set forth herein, nothing herein shall require any director, manager or officer of the Company or any of its Subsidiaries who will not continue to hold such position following the Effective Time to execute any resolution(s) or written consent(s), or any certification, instrument or agreement, in connection with the any financing contemplated by this Section 5.12(a).  Notwithstanding anything to the contrary set forth herein, neither any breach or violation by the Company of, or any failure by the Company to comply with, this Section 5.12(a), nor any failure of Parent to obtain any Debt Financing contemplated by this Section 5.12(a) (regardless of whether or not the Company shall have complied with its obligations under this Section 5.12(a)), shall (i) be deemed a breach or violation by the Company of, or a failure by the Company to comply with, this Agreement for any purpose, (ii) be deemed a failure by the Company to perform and comply in all material respects with its covenants under this Agreement for the purposes of Section 6.3(b) or (iii) permit Parent to terminate this Agreement pursuant to Section 7.1(f) or otherwise, unless in each case such breach, violation or failure by the Company is a Willful and Material Breach and directly causes the Debt Financing not to be obtained.

(b)           Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Parent Funding  at or prior to the Effective Time on the terms and conditions set forth in the Subscription Agreement, including (i) complying with and performing all of its obligations under the Subscription Agreement that arise prior to the Effective Time, (ii) maintaining the Subscription Agreement in full force and effect in accordance with its terms until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, (iii) satisfying on a timely basis all conditions to the Parent Funding set forth in the Subscription Agreement, (iv) prior to the Effective Time, enforcing each of its rights under the Subscription Agreement (including, the right to seek specific performance of each of the Investor’s obligations under the Subscription Agreement pursuant to Section 9.21(a) of the Subscription Agreement) and (v) consummating the Parent Funding at or prior to the Effective Time, including by enforcing its rights under the Subscription Agreement to cause the funding of the Parent Funding at or prior to the Effective Time (including, the right to seek specific performance of each Investor’s obligation to fund a portion of the Parent Funding pursuant to Section 9.21(b) of the Subscription Agreement).

(c)           Except to the extent specifically provided in Section 1.1(c) and Section 1.1(d) of the Subscription Agreement, Parent shall not replace, amend, supplement, modify, terminate or waive the Subscription Agreement or any provision thereof without the Company’s prior written consent that (i) adds any new conditions (or modifies in a manner adverse to Parent any existing condition) to the consummation of the Parent Funding, (ii) reduces the amount of the Parent Funding, (iii) adversely affects the ability of Parent to enforce its rights against the Investors or the Subscription Agreement, (iv) adversely affects the rights of the Company as a third party beneficiary of the Subscription Agreement, (v) adversely affects the rights or ability of the Company to specifically enforce the obligations of the Investors under the Subscription Agreement, to the extent provided in Section 9.20 of the Subscription Agreement or (vi) would reasonably be expected to prevent or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing and notwithstanding anything to the contrary set forth in the Subscription Agreement, in no event shall Parent consent to or permit (including by amendment, waiver or otherwise) any assignment, reduction or novation of any commitment of any Investor under the Subscription Agreement.

Upon any amendment, supplement, modification or replacement of the Subscription Agreement that is consented to by the Company in accordance with the foregoing, the term “Subscription Agreement” shall mean the Subscription Agreement as so amended, supplemented, modified or replaced, the term “Investors” shall mean the Persons that have committed to provide financing pursuant to the Subscription Agreement as so amended, supplemented, modified or replaced, and references to “Parent Funding” shall include the financing contemplated by the Subscription Agreement as so amended, supplemented, modified or replaced.  The Parent shall provide the Company prompt notice (i) upon receiving written notice or a written communication in respect of, or otherwise obtaining knowledge of, any breach, default, repudiation, cancellation or termination (or any event or circumstance that, with or without the lapse of time, the giving of notice or both, would reasonably be expected to give rise to any breach, default, repudiation, cancellation or termination) by any party (including the Investors) of the Subscription Agreement or any other agreement or document relating to the Parent Funding, and (ii) of any written notice from any Investor party to the Subscription Agreement, or upon otherwise obtaining knowledge, that it no longer intends to provide any portion of the Parent Funding to the Parent on the terms set forth therein.

(d)           Upon request by the Company, Parent shall promptly reimburse the Company or any of its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses incurred by such Person in connection with their compliance with, or any actions taken by any of them in connection with, Section 5.12(a).  Parent shall, except as a result of gross negligence, fraud or willful misconduct by the Company, its Subsidiaries, its Affiliates or its or their Representatives, indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives and Affiliates from and against all losses or damages suffered by, and all claims made against, such Persons in connection with their compliance with, or any actions taken by any of them in connection with, Section 5.12(a).

Section 5.13             Treatment of Certain Indebtedness.  Prior to the Effective Time, the Company shall (i) deliver (or cause to be delivered) notices of the payoff, discharge and termination of any outstanding Indebtedness or obligations of the Company under the credit agreement, dated as of November 7, 2017, among the Company, the lenders party thereto and JPMorganChase Bank, N.A. as administrative agent (the “Credit Agreement”) and any other Indebtedness or other obligations required to be paid off, discharged or terminated in accordance with and within the time periods required by the Credit Agreement or other Contracts governing such Indebtedness (which notices may be conditioned upon the Closing to the extent permitted under the Credit Agreement and applicable Contracts) (such Indebtedness, collectively, the “Credit Agreement Payoff Amount”), (ii) take all other actions required or advisable to facilitate the repayment of the obligations with respect to the termination of the commitments under such Indebtedness and the release of any Liens and termination of all guarantees granted in connection therewith and (iii) obtain customary payoff letters or other similar evidence in form and substance reasonably acceptable to Parent at least two Business Days prior to Closing.

Section 5.14            Transaction Litigation.  The Company shall (a) promptly notify Parent in writing of any stockholder litigation or other litigation or Proceedings brought, or, to the knowledge of the Company, threatened against it and/or its directors or executive officers or Representatives relating to this Agreement, the Merger and/or the other transactions contemplated by this Agreement (other than any negotiations and Proceedings in connection with, arising out of or otherwise related to a demand for appraisal under Section 262 of the DGCL, which shall be governed by Section 2.1(b)), (b) keep Parent informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to Parent and its Representatives such information relating to such litigation or Proceedings as may be reasonably requested), (c) subject to the preservation of privilege and confidential information (provided that the Company and Parent shall cooperate to minimize any applicable restrictions related thereto), give Parent the opportunity to participate, at Parent’s sole expense, in the defense or settlement of any such litigation, (d) give due consideration to Parent’s advice with respect to such litigation or Proceedings and (e) not cease to defend, consent to the entry of any judgment, settle or offer to settle or take any other material action with respect to such litigation or Proceedings without the prior written consent of Parent.

Section 5.15            Obligations of Merger Sub.  Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement.

Section 5.16            Stock Exchange Delisting; Deregistration.  Prior to the Effective Time, the Company and, following the Effective Time, Parent and the Surviving Corporation, shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of the New York Stock Exchange, to cause the delisting of the Company and of the shares of Company Common Stock from the New York Stock Exchange as promptly as practicable after the Effective Time and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after such delisting from the New York Stock Exchange.  Parent (taking into account the degree to which the Company satisfies its obligations set forth in the foregoing sentence of this Section 5.16) shall use reasonable best efforts to cause the Company to be in a position to promptly file and file with the SEC (a) a Form 25 on the Closing Date and (b) a Form 15 on the first Business Day that is at least ten days after the date the Form 25 is filed (such period between the date of the Form 25 filing and the date of the Form 15 filing, the “Delisting Period”).  Upon Parent’s determination that the Company may be required to file any quarterly or annual reports pursuant to the Exchange Act during the Delisting Period, the Company shall deliver to Parent at least five Business Days prior to Closing a draft, which is sufficiently developed such that it can be timely filed within the time available, of any such reports required to be filed during the Delisting Period and does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and comply in all material respects with the provisions of applicable Law.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1              Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver by the Company, Parent and Merger Sub, to the extent permissible under applicable Law and provided that such waiver shall only be effective as to the conditions of the waiving Party) at or prior to the Effective Time of the following conditions:

(a)           The Company Stockholder Approval shall have been obtained.

(b)           No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or entered after the date of this Agreement any injunction or Law that remains in effect that enjoins, prohibits, makes illegal, materially restrains or materially impairs the consummation of the Merger.

(c)           All waiting periods applicable to the transactions contemplated by the Agreement, including the Merger, under the HSR Act shall have expired or been terminated.

Section 6.2              Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)           Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or a Parent Material Adverse Effect or any similar standard or qualification), shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date), except where the failure of any such representation or warranty to be so true and correct would not reasonably be expected to have a Parent Material Adverse Effect.

(b)           Parent and Merger Sub shall have performed and complied in all material respects with each covenant required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c)           Parent and Merger Sub each shall have delivered to the Company a certificate, dated the Closing Date and signed by a duly authorized executive officer of each of Parent and Merger Sub, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) for each of Parent and Merger Sub, respectively, have been duly satisfied.

Section 6.3              Conditions to Obligation of Parent to Effect the Merger.  The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment

(or the waiver by Parent and Merger Sub, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)           The representations and warranties of the Company set forth in (i) Section 3.1(a) (Organization), Section 3.2(a) (Capital Stock), Section 3.2(b) (Indebtedness), Section 3.3(a) (Corporate Authority Relative to this Agreement), Section 3.10(b) (Absence of Material Adverse Effect), Section 3.15 (Opinion of Financial Advisor) and Section 3.25 (State Takeover Statutes) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies with respect to Section 3.2(a) (Capital Stock), Section 3.2(b) (Indebtedness), (ii) Section 3.3(b) (Consents and Approvals), Section 3.3(c) (No Violation), Section 3.4 (Reports and Financial Statements), Section 3.5 (Internal Controls and Procedures), Section 3.6 (No Undisclosed Liabilities), and Section 3.24 (Finders or Brokers) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date (without giving effect to any qualification by “materiality” or “Material Adverse Effect” and words of similar import set forth therein); and (iii) Article III (other than those set forth in the foregoing clauses (i) and (ii) of this Section 6.3(a)) shall have been true and correct as of the date of this Agreement and shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date (without giving effect to any qualification by “materiality” or “Material Adverse Effect” and words of similar import set forth therein), except where such failures to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in the foregoing clauses (i), (ii) and (iii), as applicable) only as of such date or period.

(b)           The Company shall have performed and complied in all material respects with each covenant required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)           The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by a duly authorized executive officer of the Company, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been duly satisfied.

(d)           From the date of this Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that has had or would reasonably be expected to have a Material Adverse Effect.

Section 6.4              Frustration of Closing Conditions.  None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI (as applicable such Party) to be satisfied if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE VII

TERMINATION

Section 7.1              Termination or Abandonment Prior to the Effective Time.  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time:

(a)           by the mutual written consent of the Company and Parent;

(b)           by the Company or Parent, if the Merger shall not have been consummated on or prior to 5:00 p.m. Eastern Time, on March 31, 2019 (the “End Date”); provided, however, that, upon delivery of the written notice specified in clause (iii) of Section 7.1(g), Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(b) until two (2) Business Days following the expiration of the three (3) Business Day period referenced in clause (v) of Section 7.1(g);

(c)           by either the Company or Parent, if an Order by a Governmental Entity of competent jurisdiction shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a Party if such order resulted due to the material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement;

(d)           by either the Company or Parent, if the Company Stockholders’ Meeting (as it may be adjourned or postponed) at which a vote on the Company Stockholder Approval was taken shall have concluded and the Company Stockholder Approval shall not have been obtained;

(e)           by the Company, if there is any inaccuracy in any of the representations or warranties of Parent or Merger Sub made in Article IV, or Parent or Merger Sub shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which inaccuracy, or breach or failure to perform, respectively, (i) would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b), respectively, and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is thirty days following written notice from the Company to Parent; provided that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) at any time that it is in material breach of any of its covenants or other agreements contained in this Agreement;

(f)            by Parent, if there is any inaccuracy in any of the representations or warranties of the Company made in Article III, or the Company shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which inaccuracy, or breach or failure to perform, respectively, (i) would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b), respectively, and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is thirty days following written notice from the Company to Parent; provided that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(f) at any time that it is in material breach of any of its covenants or other agreements contained in this Agreement; and

(g)           by the Company, if (i) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied or waived in accordance with this Agreement (other than those conditions that by their terms are to be satisfied at the Closing; provided, that such conditions to be satisfied at the Closing would be satisfied as of the date of the notice referenced in clause (iii) of this Section 7.1(g) if the Closing were to occur on the date of such notice); (ii) Parent and Merger Sub fail to consummate the Closing on the date that the Closing should have occurred pursuant to Section 1.2; (iii) the Company has provided irrevocable written notice to Parent that (A) all conditions set forth in Section 6.1 and Section 6.3 have been and continue to be satisfied or waived in accordance with this Agreement (other than those conditions that by their terms are to be satisfied at the Closing; provided, that such conditions to be satisfied at the Closing would be satisfied as of the date of the notice referenced in this clause (iii) of this Section 7.1(g) if the Closing were to occur on the date of such notice) and (B) it is ready, willing and able to consummate the Closing; (iv) at all times during the three (3) Business Day period following the delivery of such irrevocable written notice, the Company stood ready, willing and able to consummate the Closing; and (v) Parent and Merger Sub shall have failed to consummate the Closing within three (3) Business Days following the delivery of such irrevocable written notice by the Company; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 7.2              Termination or Abandonment Prior to the Company Stockholder Approval.  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the receipt of the Company Stockholder Approval:

(a)           by Parent, if (i) the Company Board of Directors shall have made a Company Adverse Recommendation Change, (ii) the Company shall have entered  into a Company Acquisition Agreement providing for a Company Superior Proposal, (iii) the Company or any of its Subsidiaries shall have committed a material breach  of Section 5.3, or (iv) the Company shall have committed a Willful and Material Breach of Section 5.4 resulting in the failure of the Company to convene the Company Stockholders’ Meeting prior to the third Business Day next preceding the End Date, provided that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.2(a), if it is then in material breach of any representation, warranty or covenant made by it in this Agreement which has caused the Company’s failure to hold the Company Stockholders’ Meeting prior to the third Business Day next preceding the End Date; and

(b)           by the Company, if the Company has not committed a material breach of Section 5.3, and the Company Board of Directors authorizes the Company to enter into a definitive Company Acquisition Agreement relating to a Company Superior Proposal in accordance with the provisions set forth in Section 5.3(d), the Company enters into such

Company Acquisition Agreement, and the Company pays (or causes to be paid) to Parent the Company Termination Fee concurrently with such termination in accordance with Section 7.4.

Section 7.3              Effect of Termination.  In the event of termination of this Agreement pursuant to Section 7.1 or Section 7.2, this Agreement shall terminate (except that the Confidentiality Agreements, the representations and warranties and agreements of the Company, Parent and Merger Sub set forth in Section 3.26 (No Other Representations or Warranties; Non-Reliance), Section 4.8 (No Other Representations or Warranties; Non-Reliance), Section 5.12(d) (Financing Matters), this Section 7.3 (Effect of Termination), Section 7.4 (Termination Fees), Article VIII (Miscellaneous), and the provisions that substantively define any related defined terms not substantively defined in Article VIII shall survive any termination), and there shall be no Liability on the part of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to the other except as provided in Section 7.4; provided, however, that, subject to Section 7.4(e), Section 7.4(f) and Section 7.4(g), nothing herein shall relieve (x) the Company from any Liability for any failure to consummate the transactions contemplated by this Agreement, including the Merger, if required to pursuant to this Agreement, or (y) the Company from Liability for a Willful and Material Breach of its covenants or agreements set forth in this Agreement prior to such termination, in which case the aggrieved Party shall be entitled to all rights and remedies available at Law or in equity subject to the terms and conditions of this Agreement.

Section 7.4              Termination Fees.

(a)           In the event that this Agreement is terminated:

(i)            by the Company pursuant to Section 7.2(b) (Company Adverse Recommendation Change);

(ii)           by Parent pursuant to Section 7.2(a) (Company Adverse Recommendation Change; Fiduciary Out for Superior Proposal; Material Breach of No-Solicitation Covenant; Willful and Material Breach of Covenant to Hold Stockholder Meeting);

(iii)          (A) by Parent or the Company pursuant to Section 7.1(b) (End Date) or Section 7.1(d) (Company Stockholder Approval Not Obtained) or by Parent pursuant to Section 7.1(f) (Company Breach), (B) prior to such termination but after the date of this Agreement, a Company Takeover Proposal (substituting “a majority” for the 20% threshold set forth in the definition of “Company Takeover Proposal”) (a “Qualifying Transaction”) shall have been made to the Company or any of its Subsidiaries or publicly announced and, in each case, not publicly withdrawn on a bona fide basis (and with respect to any termination pursuant to Section 7.1(d), at least ten Business Days prior to the Company Stockholders’ Meeting (or any adjournment or postponement thereof)), and (C) at any time on or prior to the 12-month anniversary of such termination, the Company or any of its Subsidiaries consummates any Qualifying Transaction or enters into a definitive agreement with respect to any Qualifying Transaction and such Qualifying Transaction is subsequently consummated, then in any such event the Company shall pay (or cause to be paid) to Parent the Company Termination Fee in immediately available funds (x) in the case of the foregoing clause (i), concurrently with such termination, (y) in the case of the foregoing clause (ii), within two Business Days after such termination and (z) in the case of the foregoing clause (iii), upon the completion of such Qualifying Transaction.

(b)           If this Agreement is terminated by the Company pursuant to Section 7.1(d) (Company Stockholder Approval Not Obtained), the Company shall pay to Parent all reasonable and documented out-of-pocket expenses incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement, including the Merger up to $1,500,000 (the “Parent Expense Reimbursement”), in immediately available funds.

(c)           If this Agreement is terminated by the Company pursuant to Section 7.1(g), then Parent shall pay, or cause to be paid, to the Company an amount equal to $17,000,000 (such payment, the “Parent Termination Fee”), in immediately available funds within two Business Days following such termination.

(d)           Each of the Parties acknowledges that the Company Termination Fee or the Parent Termination Fee and the Parent Expense Reimbursement payable pursuant to Section 7.4(a),  Section 7.4(c) and Section 7.4(b), respectively, are not intended to be a penalty but rather are liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, in the circumstances in which such Company Termination Fee or Parent Termination Fee and the Parent Expense Reimbursement, as applicable, is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.  In no event shall Parent be entitled to payment of the Company Termination Fee and the Parent Expense Reimbursement, or the Company to payment of the Parent Termination Fee, on more than one occasion.

(e)           The Parties acknowledge that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Parties would not have entered into this Agreement.  Accordingly, if the Company fails to pay in a timely manner the Company Termination Fee or the Parent Expense Reimbursement, or Parent fails to pay in a timely manner the Parent Termination Fee, then the Company shall pay to Parent or Parent shall pay to the Company, as applicable, its reasonable and documented costs and expenses (including reasonable attorneys’ fees) in connection with any Proceeding commenced by Parent or Merger Sub or the Company, as applicable, that results in a judgment against the Company for the Company Termination Fee or the Parent Expense Reimbursement or against Parent for the Parent Termination Fee (as applicable), together with interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2% per annum.

(f)            Notwithstanding anything to the contrary set forth in this Agreement, but subject to (A) the Company’s rights under Section 8.5, and (B) the Company’s rights as a third party beneficiary of the Subscription Agreement pursuant to Section 9.20 of the Subscription Agreement, and except for (i) any liabilities or obligations arising under the Confidentiality Agreements, and (ii) any liabilities or obligations arising under any of the provisions of this Agreement that explicitly survive the termination of this Agreement pursuant to Section 7.3 (collectively, the “Retained Liabilities”), each of the Parties expressly acknowledges and agrees that (x) the Company’s right to terminate this Agreement and the payment of the Parent Termination Fee in full pursuant to Section 7.4(c), as applicable, shall constitute the sole and exclusive remedy of the Company and its Subsidiaries and their respective Affiliates and any of its or their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, other employees, agents or Affiliates (collectively, the “Company Related Parties”) against Parent, the Investors, Merger Sub, any other potential debt or equity financing source and any of their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, agents or Affiliates or any former, current or future general or limited partner, stockholder, equityholder, member, manager, director, officer, other employee, agent or Affiliate of any of the foregoing, (collectively, the “Parent Related Parties”) for all losses and damages in respect of this Agreement (or the termination thereof) or the transactions contemplated by this Agreement (or the failure of such transactions to occur for any reason or for no reason) or any breach (whether willful, intentional, unilateral or otherwise, including, for the avoidance of doubt, any Willful and Material Breach) of any covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith, and (y) upon the payment of the Parent Termination Fee to the Company pursuant to Section 7.4(c) following a termination of this Agreement by the Company pursuant to Section 7.1(g), (A) subject to Section 8.5 and except for the Retained Liabilities, none of the Parent Related Parties shall have any further Liability to any of the Company Related Parties relating to or arising out of this Agreement, the Parent Funding or the transactions contemplated hereby and (B) subject to Section 8.5 and except for the Retained Liabilities, none of the Company, its Subsidiaries nor any other Company Related Party shall seek to recover any other damages or seek any other remedy, whether based on a claim at law or in equity, in contract, tort or otherwise, with respect to any losses or damages suffered in connection with this Agreement or the transactions contemplated hereby or any oral representation made or alleged to be made in connection herewith.  Subject to Section 8.5 and except for the Retained Liabilities, in no event shall Parent or Merger Sub be subject to (nor shall any Company Related Party seek to recover) monetary damages in excess of an amount equal to the Parent Termination Fee, in the aggregate, for any losses or other Liabilities arising out of or in connection with breaches by Parent or Merger Sub of its representations, warranties, covenants and agreements contained in this Agreement or arising from any claim or cause of action that any Company Related Party may have, including for a failure of the Closing to occur in breach of Section 1.2 or in respect of any oral representation made or alleged to be made in connection herewith or therewith.

(g)           While the Company may pursue both a grant of specific performance or other equitable relief pursuant to Section 8.5(c) to cause the Closing to occur and, following termination of this Agreement, the payment of the Parent Termination Fee under Section 7.4(c), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance or other equitable relief pursuant to Section 8.5(c) to cause the Closing to occur (so long as the Closing shall actually thereafter occur) and the Parent Termination Fee pursuant to Section 7.4(c) in connection with this Agreement or any termination of this Agreement.  Notwithstanding anything to the contrary set forth herein, but subject to the immediately preceding sentence, nothing herein shall limit the Company’s right to receive the Parent Termination Fee pursuant to Section 7.4(c) notwithstanding that the Company has sought (but was not granted) specific performance or injunctive relief to cause the Closing to occur pursuant to Section 8.5(c) and the fact that the Company is entitled to receive the Parent Termination Fee under Section 7.4(c) shall not limit the Company’s rights to specific performance or injunctive relief to cause the Closing to occur pursuant to Section 8.5(c).

ARTICLE VIII

MISCELLANEOUS

Section 8.1              No Survival.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for this Article VIII, the representations and warranties and agreements of the Company, Parent and Merger Sub set forth in Section 3.26 (No Other Representations or Warranties; Non-Reliance), Section 4.8 (No Other Representations or Warranties; Non-Reliance), the covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time and the provisions that substantially define any related defined term not substantially defined this Article VIII.

Section 8.2              Expenses; Transfer Taxes.

(a)           Except as otherwise provided in this Agreement (including in Section 7.4), whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses; provided, however, that Parent and the Company shall share equally all filing fees required to be paid to the SEC with respect to the Proxy Statement, all fees and expenses with respect to the mailing of the Proxy Statement and all filing fees with respect to the notification and report forms under the HSR Act filed by Parent and the Company.

(b)           Except as otherwise provided in Section 2.2(d), all transfer, documentary, sales, use, stamp, registration and other such Taxes imposed on the Company or its Subsidiaries with respect to the transfer of Company Common Stock pursuant to the Merger shall be borne in equal parts by Parent (or Merger Sub) and the Company and expressly shall not be a liability of holders of Company Common Stock.

Section 8.3              Counterparts; Effectiveness.  This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4              Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a)           This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the internal procedural and substantive Laws of the State of Delaware without regard to the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction.

(b)           Each of the Parties agrees that:  (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement, including the Merger, exclusively in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the matter that is the subject of the Proceeding is vested exclusively in the U.S. federal courts, such Proceeding shall be heard in the U.S. District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) irrevocably waives any objection to the laying of venue in any such Proceeding in the Chosen Courts, (C) irrevocably waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 8.6 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) of this Section 8.4(b) or that any Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE CONNECTED WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING THE MERGER, IS EXPECTED TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING, DIRECTLY OR INDIRECTLY, CONNECTED WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING THE MERGER.  EACH PARTY HEREBY

ACKNOWLEDGES AND CERTIFIES THAT (I) NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING THE MERGER, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS SET FORTH IN THIS Section 8.4(c).

Section 8.5              Specific Enforcement.

(a)           Each of the Parties acknowledges and agrees that the rights of each Party to consummate the transactions contemplated by this Agreement, including the Merger, are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy.  Accordingly, subject to Section 8.5(b) and 8.5(c), each Party agrees that, in addition to any other available remedies a Party may have in equity or at law subject to the terms and conditions of this Agreement, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement, consistent with the provisions of Section 8.4(b), without necessity of posting a bond or other form of security.  In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

(b)           Notwithstanding anything in this Agreement to the contrary, the Parties hereby agree that the Company shall only be entitled to specific performance of Parent’s obligations to cause the Parent Funding to be funded under the Subscription Agreement in accordance with its terms if, and only if, (i) all of the conditions in Section 6.1 and Section 6.3 have been satisfied or waived (other than those that, by their nature, are to be satisfied at the Closing, but which conditions at such time are capable of being satisfied) at the time the Closing is required to have occurred pursuant to Section 1.2, (ii) the Designated Novation has not occurred in accordance with Section 8.7(b), (iii) the conditions in Section 5 of the Subscription Agreement have been satisfied (other than those that, by their nature, are to be satisfied at the Initial Closing (as defined by the Subscription Agreement), but which conditions at such time are capable of being satisfied) and (iv) the Company has irrevocably confirmed to Parent in writing that it is ready, willing and able to consummate the Closing if such specific performance is granted pursuant to this Section 8.5(b) and, if necessary, Section 8.5(c), and if the Parent Funding is funded, then the Closing would occur.  For the avoidance of doubt, the provisions of this Section 8.5(b) shall not apply to or otherwise limit the right of the Company to such injunctions, specific performance or other equitable relief under Section 8.5(a)or 8.5(c) for obligations other than with respect to the obligations of Parent to cause the Parent Funding to be funded under the Subscription Agreement in accordance with its terms.

(c)           Notwithstanding anything in this Agreement to the contrary, the Parties hereby agree that the Company shall only be entitled to specific performance of Parent’s obligations to effect the Closing if, and only if, (i) all of the conditions in Section 6.1 and Section 6.3 have been satisfied or waived (other than those that, by their nature, are to be satisfied at the Closing, but which conditions at such time are capable of being satisfied) at the time the Closing is required to have occurred pursuant to Section 1.2, (ii) the Designated Novation has not occurred in accordance with Section 8.7(b) and the Parent Funding has been funded or the Investors have confirmed in writing to Parent that, if specific performance is granted pursuant hereto, the Parent Funding will be funded in accordance with the Subscription Agreement concurrently at the Closing and (iii) the Company has irrevocably confirmed to Parent in writing that it is ready, willing and able to consummate the Closing if such specific performance is granted pursuant to this Section 8.5(c) and if the Parent Funding is funded, then the Closing would occur.  For the avoidance of doubt, the provisions of this Section 8.5(c) shall not apply to or otherwise limit the right of the Company to such injunctions, specific performance or other equitable relief under Section 8.5(a) or 8.5(b) for obligations other than with respect to the obligations of Parent to effect the Closing.

Section 8.6              Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery to the Party to be notified, (b) delivered by email or facsimile; provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.6 or (ii) the receiving Party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.6, or (c) delivered by a courier (with confirmation of delivery); in each case to the Party to be notified at the following address:

To Parent or Merger Sub:

Cava Group, Inc.
702 H St NW, 2nd Floor
Washington, DC 20001
Attention:      Brett Schulman, Chief Executive Officer
Email:            brett@cava.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C.  20005-2111
Attention:      Jeremy D. London
Email:            Jeremy.London@skadden.com

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036

Attention:      Kenneth M. Wolff
Email:            Kenneth.Wolff@skadden.com

Sullivan & Cromwell LLP
125 Broad Street
New York, New York  10001
Attention:      Francis J. Aquila

                       Audra D. Cohen

Email:            AquilaF@sullcrom.com

                       CohenA@sullcrom.com

Simpson Thacher & Bartlett LLP

425 Lexington Avenue
New York, NY 10017
Attention:      Christopher R. May

                       Anthony F. Vernace

Email:            CMay@stblaw.com

                       AVernace@stblaw.com

To the Company:

Zoe’s Kitchen, Inc.
5760 State Highway 121, Suite 250
Plano, Texas 75024
Attention:      Kevin Miles, President and Chief Executive Officer

                       Michael Todd, General Counsel

Email:            kevinmiles@zoeskitchen.com

                       michaeltodd@zoeskitchen.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, NY 10166
Attention:      Clifford E. Neimeth
Email:            NeimethC@gtlaw.com

Greenberg Traurig, LLP
1750 Tysons Boulevard, Suite 1000
McLean, VA 22102
Attention:      Jason T. Simon
Email:            SimonJ@gtlaw.com

or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered.  Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this Section 8.6; provided, however, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.7              Assignment; Binding Effect.

(a)           Except as contemplated by Section 8.7(b) and Section 8.16, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Parties; provided, however, that each of Merger Sub and Parent may assign any of their rights hereunder to a Wholly Owned Subsidiary of Parent without the prior written consent of the Company, if such assignment would not reasonably be expected to (a) affect the obligations of the Investors under the Subscription Agreement or (b) prevent or materially impede the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.  In the event of any such assignment, all references to Merger Sub in this Agreement shall be deemed references to such other Wholly Owned Subsidiary of Parent, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Wholly Owned Subsidiary as of the date of such designation, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder.

(b)           Upon (i) either (x) the termination of the Subscription Agreement pursuant to Section 9.18(a)(iv) thereof or (y) the Requisite Purchasers having the right to validly terminate the Subscription Agreement pursuant to Section 9.18(a)(iv) thereof (assuming, for such purpose, that the Designated Novation will occur immediately thereafter) and (ii) Parent has received the Company’s confirmation in writing to the Designated Entity that it is ready, willing and able to consummate the Closing following the Designated Novation in accordance with this Section 8.7(b), (A) Parent and Merger Sub shall transfer by novation, in form and substance reasonably acceptable to the Company, their respective rights and obligations under this Agreement to Designated Entity and a Wholly Owned Subsidiary of Designated Entity (the “Designated Novation”), (B) upon the consummation of the Designated Novation, subject to the provisions of Section 8.17, Parent and Merger Sub shall have no further rights or obligations under the Merger Agreement and will be released from all liability in accordance with Section 8.17 hereto, (C) the Designated Entity and a Wholly Owned Subsidiary of Designated Entity shall acquire and assume all of the respective rights and obligations of Parent and Merger Sub under the Merger

Agreement and (D) each reference to Parent under the Merger Agreement will be read as if it were a reference to Designated Entity and each reference to Merger Sub under the Merger Agreement will read as if it were a reference to Wholly Owned Subsidiary of Designated Entity, other than in each case with respect to the release in Section 8.17.

(c)           Subject to the first sentence of Section 8.7(a), this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.  Any purported assignment not permitted under this Section 8.7 shall be null and void.

Section 8.8              Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.9              Entire Agreement.  This Agreement, together with the exhibits hereto, schedules hereto and the Confidentiality Agreements, constitutes the entire agreement, and supersedes all other prior and contemporaneous agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any Person other than the Parties.

Section 8.10            Amendments; Waivers.  Subject to applicable Law and the provisions of Section 5.10(d), at any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, and in the case of a waiver, by the Party against whom the waiver is to be effective.  Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.11            Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.  The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.12            No Third-Party Beneficiaries.  Each of Parent, Merger Sub and the Company agrees that (a) its representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  Notwithstanding the foregoing, each Indemnified Party shall be an express third-party beneficiary of and shall be entitled to rely upon Section 5.10 and this Section 8.12, and each of the Non-Recourse Parties shall be a third-party beneficiary with respect to Section 8.10, this Section 8.12 and Section 8.16 and the Investors shall be a third-party beneficiary with respect to Section 5.2, Section 8.10 and this Section 8.12.

Section 8.13            Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires.  The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.”  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.  References in this Agreement to specific agreements or laws or specific provisions of laws are to such agreements, laws or provisions as amended, restated, supplemented, re-enacted, consolidated, replaced or modified from time to time, in each case as of the applicable date or period of time.  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.  To the extent this Agreement refers to information or documents having been “made available” (or words of similar import) by or on behalf of one or more Parties hereto to another Party or Parties, such obligation shall be deemed satisfied (a) if such one or more Parties or Representatives thereof made such information or document available (or delivered or provided such information or document) in any virtual data rooms established by or on behalf of the Company in connection with the transactions contemplated by this Agreement, including the Merger, or otherwise to such other Party or Parties or its or their Representatives, or (b) such information or document is publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC and not subject to any redactions or omissions, in each case, at least 24 hours prior to the date of this Agreement.  Each of the Parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14            Definitions.

(a)           General Definitions.  References in this Agreement to “Subsidiaries” of any Person means any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; provided that references in this Agreement to “Wholly Owned Subsidiaries” means, with respect to any Person, any other Person of which all of the equity or ownership interests of such other Person are directly or indirectly owned or controlled by such first Person.  References in this Agreement (except as specifically otherwise defined) to “Affiliates” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.  As used in this Agreement, “knowledge” means (i) with respect to Parent and its Subsidiaries, the knowledge of the individuals listed in Section 8.14(a) of the Parent Disclosure Schedule and any individuals that, following the date of this Agreement, replace or share the employment responsibilities of any such individuals, in each case after reasonable inquiry of such individuals’ direct reports and (ii) with respect to the Company and its Subsidiaries, the knowledge of the individuals listed on Section 8.14(a) of the Company Disclosure Schedule, in each case after reasonable inquiry of such individuals’ direct reports.

(b)           Certain Specified Definitions.  As used in this Agreement:

“Acceptable Confidentiality Agreement” has the meaning given to that term in Section 5.3(a).

“Affiliates” has the meaning given to that term in Section 8.14(a).

“Agreement” has the meaning given to that term in the preamble to this Agreement.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all other U.S. or non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Date” has the meaning given to that term in Article III.

“Appraisal Provisions” has the meaning given to that term in Section 2.1(b).

“Audit Committee” has the meaning given to that term in Section 3.5(d).

“Book-Entry Shares” has the meaning given to that term in Section 2.1(a).

“Business Day” means any day other than a Saturday, Sunday or any other day on which (A) commercial banks in New York, New York are authorized or required by Law to remain closed or (B) for purposes of determining the Closing Date only, the Department of State of the State of Delaware is authorized or required by Law to close.

“Bylaws” has the meaning given to that term in Section 1.5(b).

“Cancelled Shares” has the meaning given to that term in Section 2.1(a)(iii).

“Capitalization Date” has the meaning given to that term in Section 3.2(a).

“Certificate” has the meaning given to that term in Section 2.1(a).

“Certificate of Merger” has the meaning given to that term in Section 1.3.

“Charter” has the meaning given to that term in Section 1.5(a).

“Closing” has the meaning given to that term in Section 1.2.

“Closing Date” has the meaning given to that term in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning given to that term in the preamble to this Agreement.

“Company 401(k) Plan” has the meaning given to that term in Section 5.5(c).

“Company Acquisition Agreement” has the meaning given to that term in Section 5.3(c).

“Company Adverse Recommendation Change” has the meaning given to that term in Section 5.3(c).

“Company Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company or any of its Subsidiaries, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (“ERISA Plans”), employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit-sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Company Board of Directors” has the meaning given to that term in the preamble to this Agreement.

“Company Common Stock” has the meaning given to that term in Section 2.1(a)(i).

“Company Disclosure Schedule” has the meaning given to that term in Article III.

“Company Equity Awards” means the Company Options, Company Restricted Shares, and Company RSU Awards.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Lease” has the meaning given to that term in Section 3.17(a).

“Company Leased Real Property” has the meaning given to that term in Section 3.8.

“Company Material Contract” has the meaning given to that term in Section 3.16(a)(xv)

“Company Notice of Recommendation Change” has the meaning given to that term in Section 5.3(c).

“Company Option” has the meaning given to that term in Section 2.3(a).

“Company Permits” has the meaning given to that term in Section 3.7(c).

“Company Recommendation” has the meaning given to that term in Section 3.3(a).

“Company Related Party” has the meaning given to that term in Section 7.4(f).

“Company Restricted Share” has the meaning given to that term in Section 2.3(b).

“Company RSU Award” has the meaning given to that term in Section 2.3(c).

“Company SEC Documents” has the meaning given to that term in Section 3.4(a).

“Company Stock Plan” has the meaning given to that term in Section 2.3(a).

“Company Stockholder Approval” has the meaning given to that term in Section 3.3(a).

“Company Stockholders’ Meeting” has the meaning given to that term in Section 5.4(d).

“Company Superior Proposal” means any bona fide written Company Takeover Proposal made by a third party or group (as defined under Section 13 of the Exchange Act) pursuant to which such third party (or in a merger or consolidation involving such party, the stockholders of such third party) or group (as defined under Section 13 of the Exchange Act) would acquire, directly or indirectly, 75% of the outstanding Company Common Stock or of the total outstanding voting power attributable to the outstanding equity securities of the Company and its Subsidiaries (or of the surviving entity in a Merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity) or the assets of the Company and the Subsidiaries constituting 75% of the consolidated revenues, net income or EBITDA  attributable to the assets of the Company, taken as a whole, (i) on terms which the Company Board of Directors determines in its reasonable judgment (after consultation with outside counsel and the Company’s financial advisor) to be superior to the Merger, taking into account all of the terms and conditions of such Company Takeover Proposal (including the legal, financial, regulatory, the availability and terms of any required financing, timing and other aspects of the proposal, the identity of the Person making the proposal, any risks of non-completion of the proposal and any other factors, that the Company Board of Directors determines are appropriate under the circumstances) and this Agreement (including any changes proposed by Parent to the terms of this Agreement) and (ii) that is reasonably likely to be completed on the terms proposed taking into account all legal, financial, regulatory and other aspects of such proposal, and which provides for financing on terms no less favorable to the Company than the terms and conditions of the financing contemplated by this Agreement (including any changes proposed by Parent to the terms of this Agreement pursuant to Section 5.3(d)).

“Company Takeover Proposal” means any proposal, offer, inquiry or indication of interest (whether or not in writing) made by any Person or Persons other than Parent or any of its Affiliates, with respect to any (i) merger, amalgamation, consolidation, tender offer, share exchange, partnership, other business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Subsidiary of the Company, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, amalgamation, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution, partnership, joint venture, sale of capital stock or voting securities of, or other equity interests in, a Subsidiary of the Company or otherwise) of any business or assets of the Company or the Subsidiaries of the Company representing 20% or more of the consolidated revenues, net income or EBITDA of the Company and the Subsidiaries of the Company, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group (as defined under Section 13 of the Exchange Act) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable or exercisable for, such securities) representing 20% or more of the total outstanding voting power of the Company, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the total outstanding voting power of the Company or (v) combination of the foregoing (in each case, other than the Merger).

“Company Termination Fee” means a cash amount equal to $8,500,000.

“Company Top Supplier” has the meaning given to that term in Section 3.21(a).

“Confidentiality Agreements” means (i) the confidentiality agreement, dated as of July 18, 2018, by and among the Company, certain Investors and Ronald M. Shaich and (ii) the joinder agreements to such confidentiality agreement.

“Continuing Employees” has the meaning given to that term in Section 5.5(a).

“Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation that is legally binding.

“Credit Agreement” has the meaning given to that term in Section 5.13.

“Credit Agreement Payoff Amount” has the meaning given to that term in Section 5.13.

“Data Privacy Policies” has the meaning given to that term in Section 3.22.

“D&O Insurance” has the meaning given to that term in Section 5.10(c).

“Debt Financing” has the meaning given to that term in Section 5.12(a).

“Delisting Period” has the meaning given to that term in Section 5.16.

“Designated Entity” means Pita Holdings LLC.

“Designated Novation” has the meaning given to that term in Section 8.7(b)(A).

“DGCL” has the meaning given to that term in Section 1.1.

“Dissenting Shares” has the meaning given to that term in Section 2.1(b).

“Dissenting Stockholder” has the meaning given to that term in Section 2.1(b).

“DTC” means The Depositary Trust Company.

“Effective Time” has the meaning given to that term in Section 1.3.

“Eligible Shares” has the meaning given to that term in Section 2.1(a)(i).

“Encumbrance” means any lien, charge, pledge, security interest, claim, mortgage, encroachment, adverse claim, option, easement, imperfection of title, title exception, title defect, or encumbrance of any kind in respect of such asset but specifically excludes Permitted Encumbrances.

“End Date” has the meaning given to that term in Section 7.1(b).

“Enforceability Exceptions” has the meaning given to that term in Section 3.3(a).

“Environmental Law” means any Law (A) relating to pollution or the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or Release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of any Hazardous Substance) or (B) that regulates, imposes liability (including for enforcement, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage relating to Hazardous Substance) or establishes standards of care with respect to any of the foregoing.

“Environmental Claim” means any claim, action, suit, Proceeding, order, demand or written notice by any Person alleging liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to (i) the presence, release of, or exposure to any Hazardous Substances or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” has the meaning given to that term in Section 3.3(b).

“Excluded Party” means any Person or group of Persons (including any such Person’s Representatives and Affiliates), other than Parent and its Subsidiaries, from whom the Company has received during the Go-Shop Period a bona fide written Company Takeover Proposal that the Company Board of Directors determines in good faith (after consultation with outside counsel and the Company’s financial advisor) at any time prior to the expiration of the No-Shop Period, constitutes or is reasonably likely to lead to a Company Superior Proposal; provided, however, that any such Person or group of Persons shall cease to be an “Excluded Party” upon the earlier to occur of such time as: (i) the Company Takeover Proposal submitted by such Person or group of Persons is irrevocably withdrawn and (ii) the Company Board of Directors determines in good faith (after consultation with outside counsel and the Company’s financial advisor) that the Company Takeover Proposal theretofore submitted by such Person or group of Persons no longer constitutes or is reasonably likely to lead to a Company Superior Proposal.

“FCPA” has the meaning given to that term in Section 3.7(d).

“FDA” has the meaning given to that term in Section 3.20.

“Franchise Agreements” has the meaning given to that term in Section 3.16(a)(xiii).

“Franchise Laws” has the meaning given to that term in Section 3.18.

“GAAP” has the meaning given to that term in Section 3.4(c).

“Go-Shop Period” has the meaning given to that term in Section 5.3(a).

“Governmental Entity” means any federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Hazardous Substance” means all substances defined or regulated as hazardous, a pollutant or a contaminant under any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, mold, any hazardous or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

“HSR Act” has the meaning given to that term in Section 3.3(b).

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination:  (A) all obligations of such Person for borrowed money, including accrued and unpaid interest, premiums, any prepayment fees or penalties, commitment and other fees payable in connection therewith, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person to pay the deferred purchase price for any property or services (including obligations related to earn-out arrangements) other than trade payables incurred in the ordinary course of business, consistent with past practice, (D) all lease obligations of such Person capitalized (or that should under GAAP be capitalized) on the books and records of such Person, (E) all unfunded employee benefit obligations for pensions and other post-retirement employee benefits, (F) any contractual severance obligations or commitments to former employees that have become due and payable in accordance with their terms, (G) all liabilities pursuant to recourse or non-recourse factoring or similar arrangements, (H) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon, and any reimbursement obligations in respect thereof, (I) all net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts that would be payable upon termination thereof (calculated assuming termination on the date of determination), (J) all guarantees of such Person of any Indebtedness of any other Person and (K) all Indebtedness of any other Person secured by a Lien on any property or asset of such Person.

“Indemnified Parties” has the meaning given to that term in Section 5.10(a).

“Indemnity Agreement” has the meaning given to that term in Section 5.10(a).

“Insurance Policies” means any fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies, including any reinsurance policies and self-insurance programs and arrangements.

“Intellectual Property” means all intellectual property and proprietary rights in any jurisdiction worldwide, including:  (A) patents and patent applications, including continuations, divisionals, continuations-in-part, extensions, substitutions, reissues, renewals, or reexaminations and patents issuing thereon, (B) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, together with the common law rights and goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”), (C) copyrights (including such rights in Software),  works of authorship, together with the moral rights therein and common law rights thereto, and all registrations and applications therefor, (D) designs, databases and data compilations, (E) trade secrets, know-how, inventions (whether or not patentable), confidential or proprietary information, processes, formulations, technical data and designs, and other rights in information protected under applicable Law

(collectively, “Trade Secrets”), and (F) all other similar intellectual property or proprietary rights anywhere in the world.

“Intervening Event” means any material event, change, effect, condition, development, fact or circumstance with respect to the Company and its Subsidiaries or business of the Company, in each case taken as a whole, that (a) is neither known by, nor reasonably foreseeable (with respect to substance or timing) by the Company Board of Directors as of or prior to the date of this Agreement and (b) first occurs, arises or becomes known to the Company Board of Directors after the date of this Agreement and on or prior to the date of the Company Stockholder Approval; provided that (i) any event, change, effect, condition, development, fact or circumstance (A) relating to any Company Takeover Proposal or (B) resulting from (I) the announcement, pendency and consummation of this Agreement and the transactions contemplated by this Agreement, including the Merger, (II) any actions required to be taken or to be refrained from being taken pursuant to this Agreement, (III) any breach of this Agreement by the Company, or (IV) factors generally affecting the industry in which the Company and its Subsidiaries operate, (ii) the fact that the Company meets or exceeds any internal or analysts’ expectations or projections or (iii) any changes after the date hereof in the market price or trading volume of the Company Common Stock shall not, individually or in the aggregate constitute an Intervening Event.

“Intervening Event Notice Period” has the meaning given to that term in Section 5.3(d).

“Investors” has the meaning given to that term in Section 5.12(c).

“IRS” has the meaning given to that term in Section 3.9(c).

“IT Assets” means the computers, Software and software platforms, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment used by the Company and its Subsidiaries in connection with the operation of the business of the Company and its Subsidiaries.

“Law” has the meaning given to that term in Section 3.7(a).

“Letter of Transmittal” has the meaning given to that term in Section 2.2(c).

“Liability” means any and all debts, liabilities, claims, losses, duties and obligations of any kind, whether known or unknown, asserted or unasserted, fixed, contingent or absolute, matured or unmatured, disclosed or undisclosed, due or to become due, accrued or not accrued, liquidated or unliquidated, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

“Lien” has the meaning given to that term in Section 3.3(c).

“Marks” has the meaning given to that term in the definition of “Intellectual Property.”

“Material Adverse Effect” means, any change, set of facts, effect, occurrence or development that has a material adverse effect on the business, results of operations, properties,

assets, Liabilities, business operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided that no such change, set of facts, effect, occurrence or development resulting or arising from or in connection with any of the following matters shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Material Adverse Effect:

(i)            any changes or developments in domestic or any foreign or global market or domestic, foreign or global economic conditions in the geographic markets in which the Company or any of its Subsidiaries operate or its products or services are sold,

(ii)           changes in GAAP or in Law, in each case occurring following the date hereof,

(iii)          changes in domestic, foreign or global political conditions (including the outbreak or escalation of war, military actions, or acts of actual or purported terrorism),

(iv)          any loss of, adverse change, occurrence or development in or with respect to the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, financing sources, customers, suppliers, distributors or partners, or any other loss, adverse change, occurrence or development, in each case, resulting from, arising out of or in connection with the announcement of or entry into, pendency of, compliance with or performance under, this Agreement or any of the transactions contemplated hereby (except for any obligation to operate in the ordinary course of business, consistent with past practice), provided that, this clause (iv) shall be disregarded for purposes of the definition of “Material Adverse Effect” used in the representations and warranties set forth in Section 3.3,

(v)           weather conditions or other acts of God (including storms, earthquakes, tornados, floods or other natural disasters), outbreaks of disease, health epidemics or similar events, however and by whomever caused (other than the Company, its Subsidiaries or any of their respective, suppliers, Affiliates or Representatives),

(vi)          a decline in the trading price or trading volume of the Company Common Stock (provided that any underlying causes thereof, to the extent not otherwise excluded by this definition, may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur),

(vii)         the failure to meet any projections, guidance, budgets, forecasts or estimates (provided that any underlying causes thereof, to the extent not otherwise excluded by this definition, may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur), and

(viii)        any action taken or omitted to be taken by the Company or any of its Subsidiaries at the written request of Parent or that is required by this Agreement (except for any obligation to operate in the ordinary course, consistent with past practice);

except, with respect to the foregoing clauses (i), (ii), (iii), and (v), to the extent that such impact is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to the other companies of similar size operating in the geographic markets in which the Company or any of its Subsidiaries operate or its products or services are sold, such matters may be deemed, by themselves, either alone or in combination, to constitute or contribute to a Material Adverse Effect.

“Merger” has the meaning given to that term in the preamble to this Agreement.

“Merger Consideration” has the meaning given to that term in Section 2.1(a).

“Merger Sub” has the meaning given to that term in the preamble to this Agreement.

“Non-Recourse Party” has the meaning given to that term in Section 8.15.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative.

“Organizational Documents” means (A) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as the case may be, and bylaws, or comparable documents, (B) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (C) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (D) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (E) with respect to any other Person that is not an individual, its comparable organizational documents.

“Original Date” has the meaning given to that term in Section 5.4(e).

“Other Anti-Bribery Laws” has the meaning given to that term in Section 3.7(d).

“Parent” has the meaning given to that term in the preamble to this Agreement.

“Parent 401(k) Plan” has the meaning given to that term in Section 5.5(d).

“Parent Disclosure Schedule” has the meaning given to that term in Article IV.

“Parent Expense Reimbursement” has the meaning given to that term in Section 7.4(b).

“Parent Funding” has the meaning given to that term in Section 4.4(a).

“Parent Material Adverse Effect” means, with respect to Parent, any change, set of facts, effect, occurrence or development that materially and adversely affects Parent’s ability to timely consummate the transactions contemplated hereby on the terms set forth herein (including the Merger and obtaining the financing necessary to pay the Merger Consideration or any other amounts expressly required to be paid by Parent and Merger Sub pursuant to this Agreement).

“Parent Related Party” has the meaning given to that term in Section 7.4(f).

“Parent Releasee” has the meaning given to that term in Section 8.17.

“Parent Termination Fee” has the meaning given to that term in Section 7.4(c).

“Party” has the meaning given to that term in the preamble to this Agreement.

“Paying Agent” has the meaning given to that term in Section 2.2(a).

“Paying Agent Agreement” has the meaning given to that term in Section 2.2(a).

“Payment Fund” has the meaning given to that term in Section 2.2(b).

“Permitted Encumbrances” means (i) specified Encumbrances described in Section 3.17(c) of the Company Disclosure Schedule; (ii) Encumbrances for current Taxes or other governmental charges not yet due and payable or which are being contested in good faith by appropriate Proceedings, for which adequate reserves have been maintained in accordance with GAAP; (iii) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business as to which there is no default on the part of the Company or any of its Subsidiaries and reflected on or specifically reserved against or otherwise disclosed in the Company’s consolidated balance sheets (and the notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement; (iv) zoning, entitlement, building and other land use Laws; (v) defects, imperfections or irregularities in title, covenants, conditions, restrictions and other Encumbrances which, individually or in the aggregate, do not materially interfere with the present use of or impair the value of the applicable Company Leased Real Property; (vi) statutory, common-law or contractual liens of landlords for amounts that are not yet due and payable or are being contested in good faith by appropriate Proceedings, for which adequate reserves have been maintained in accordance with GAAP;  and (vii) non-exclusive licenses to Company Intellectual Property granted in the ordinary course of business.

“Permitted Lien” means (A) any Lien for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings if adequate reserves have been established by the Company in accordance with GAAP, (B) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens (x) with respect to Liabilities that are not yet due and payable or, if due, are not delinquent or (y) that are being contested in good faith by appropriate Proceedings if adequate reserves (based on good-faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building, land use or similar restrictions but only to the extent that the Company and its Subsidiaries and their assets are materially in compliance with the same, (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) Liens relating to intercompany borrowings among a Person and its Wholly Owned Subsidiaries, (F) utility easements, encroachments, rights of way, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and similar Liens as do not individually or in the aggregate materially interfere with the present occupancy or use of the Company Leased Real Property or otherwise materially impair the business operations of the Company and its Subsidiaries, (G) Liens reflected on title policies, title reports, surveys or other similar reports of listings which have previously been made available to Parent, (H) conditional sales contracts or equipment leases with third parties entered into in the ordinary course of business, consistent with past practice, and (I) Liens to be released at or prior to Closing.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity and any permitted successors and assigns of such person.

“Personal Information” means any information that, alone or together with other information held by the Company or one of its Subsidiaries, identifies or could reasonably be used to identify an individual, and any other personal information that is subject to any applicable Laws or the Company’s or its Subsidiaries’ privacy policies, including an individual’s combined first and last name, address, telephone number, fax number, email address, social security number or other identifier issued by a Governmental Entity (including any state identification number, driver’s license number, or passport number), geolocation information of an individual or device, biometric data, medical or health information, credit card or other financial information (including bank account information), cookie identifiers, or any other browser- or device-specific number or identifier, or any web or mobile browsing or usage information that is linked to the foregoing from which the identity of an individual can be determined.

“Privacy and Security Policies” has the meaning given to that term in Section 3.14(b)(x).

“Proceeding” has the meaning given to that term in Section 3.7(c).

“Proxy Statement” has the meaning given to that term in Section 5.4(a).

“Qualifying Transaction” has the meaning given to that term in Section 7.4(a)(iii).

“Registered” means issued by, filed with, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Release” means any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substance through or in the air, soil, surface water, groundwater or property.

“Releasor” has the meaning given to that term in Section 8.17.

“Representatives” means, with respect to any Person, any director, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee (including any officer), consultant, investment banker, financial advisor, legal counsel, attorneys-in-fact, accountant or other authorized advisor, agent or other authorized representative of such person, in each case acting in its capacity as such.

“Retained Liabilities” has the meaning given to that term in Section 7.4(f).

“Sanctioned Country” has the meaning given to that term in Section 3.7(e).

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under the Sanctions Laws, including (A) any Person identified in any list of sanctioned persons maintained by the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (B) any Person located, organized, or resident in, organized in, or a Governmental Entity or government instrumentality of, any Sanctioned Country and (C) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in the foregoing clause (A) or (B).

“Sanctions Laws” means all Laws of the United States concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of a targeted Person, the ability to engage in transactions with specified Persons or countries, or the ability to take an ownership interest in assets of specified Persons or located in a specified country, including any Laws threatening to impose economic sanctions on any Person for engaging in proscribed behavior.

“Sarbanes-Oxley Act” has the meaning given to that term in Section 3.4(a).

“SEC” has the meaning given to that term in Section 3.3(b).

“Securities Act” has the meaning given to that term in Section 3.4(a).

“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all documentation relating thereto.

“Subsidiaries” has the meaning given to that term in Section 8.14(a).

“Superior Proposal Notice Period” has the meaning given to that term in Section 5.3(d).

“Surviving Corporation” has the meaning given to that term in Section 1.1.

“Takeover Proposal Notice Period” has the meaning given to that term in Section 5.3(c).

“Takeover Statute” has the meaning given to that term in Section 5.8.

“Tax” or “Taxes” means any and all federal, state, local or foreign taxes, imposts, levies or other similar assessments imposed by any Governmental Entity, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, environmental, stamp, occupation, premium, property (real or personal) and estimated taxes, customs duties and other taxes of any kind whatsoever, including any and all interest, penalties, and additional amounts imposed with respect thereto.

“Tax Return” means any return, declaration, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, or declaration of estimated Taxes, and including any amendments thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection or administration of such Tax for such Governmental Entity.

“Third-Party Consents” has the meaning given to that term in Section 5.7.

“Trade Secrets” has the meaning given to that term in the definition of “Intellectual Property.”

“Transaction Approvals” has the meaning given to that term in Section 3.3(b).

“TTB” has the meaning given to that term in Section 3.20.

“USDA” has the meaning given to that term in Section 3.20.

“WARN Act” has the meaning given to that term in Section 3.13(c).

“Wholly Owned Subsidiaries” has the meaning given to that term in Section 8.14(a).

“Willful and Material Breach” means, with respect to any representation, warranty, agreement or covenant, a material breach that is a consequence of an action undertaken by the breaching Party or the failure by the breaching Party to take an act it is required to take under this Agreement, with knowledge that the taking of or failure to take such action would, or would reasonably be expected to, cause a breach of such representation, warranty, agreement or covenant.

“Window-Shop Period Start Time” has the meaning given to that term in Section 5.3(b).

Section 8.15            Non-Recourse.  This Agreement may only be enforced against, and any Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, in each case, except with respect to any applicable liabilities or obligations arising under the Confidentiality Agreements, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party.  No past, present or future director, officer, other employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate (which, for this purpose, shall not include any Party), agent, attorney or other Representative of any Party or any of their successors or permitted assigns or any direct or indirect director, officer, other employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate (which, for this purpose, shall not include any Party), agent, attorney, Representative, successor or permitted assign of any of the foregoing (each, a “Non-Recourse Party”), shall have any liability for any obligations or liabilities of any Party under this Agreement or, except with respect to any applicable liabilities or obligations arising under the Confidentiality Agreements, for any claim or Proceeding (whether in tort, Contract or otherwise) based on, in respect of or by reason of the transactions contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith.  Without limiting the rights of any Party against another Party hereunder, in no event shall a Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or, except with respect to any applicable liabilities or obligations arising under the Confidentiality Agreements, seek to recover monetary damages from, any Non-Recourse Party.

Section 8.16            Fulfillment of Obligations.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.  Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 8.17            Release.  From and after a Designated Novation, each of the Company and its Subsidiaries, and their respective Affiliates and their respective successors, assigns, executors, heirs, officers, directors, managers, partners and employees (each a “Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges, acquits, remises and forever waives and relinquishes Parent, Merger Sub and any of their Affiliates (except the Designated Entity, the Wholly Owned Subsidiary of Designated Entity referenced in Section 8.7(b), the Investors and their Representatives, in their capacity as such and their obligations under the Designated Novation) and their respective successors, assigns, officers, directors, managers, partners and employees or any of their respective heirs or executors (in each case in their capacity as such) (each, a “Parent Releasee”) from any and all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action, bonds, bills, debts, dues and Liabilities of whatever kind or nature, whether known or unknown, which any of the Releasors has, might have or might assert now or in the future, against any Parent Releasee, arising out of, based upon or resulting directly or indirectly from this Agreement and the transactions contemplated hereby, in each case, other than in respect of, or related to, any liabilities or obligations arising under the Confidentiality Agreements. Each of the Releasors hereby agrees that it shall not seek to recover any amounts in connection therewith or thereunder from any Parent Releasee following a Designated Novation.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

Zoe’s Kitchen, Inc.

By:
	Name:	Kevin Miles
	Title:	President and Chief Executive Officer

Cava Group, Inc.

By:
	Name:	Brett Schulman
	Title:	Chief Executive Officer

Pita Merger Sub, Inc.

By:
	Name:	Brett Schulman
	Title:	President

[Signature Page to the Agreement and Plan of Merger]

Exhibit A

FORM OF CERTIFICATE OF INCORPORATION

OF THE SURVIVING CORPORATION

CERTIFICATE OF INCORPORATION

OF

ZOE’S KITCHEN, INC.

ARTICLE I

The name of the corporation is Zoe’s Kitchen, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle 19808. The name of its registered agent at such address is Corporation Service Company

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of capital stock all of which shall be designated “Common Stock” and have a par value of $0.01 per share.

ARTICLE V

In furtherance of and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, amend or repeal Bylaws of the Corporation.

ARTICLE VI

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

(A)          A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the (the “DGCL”), as the same exists or may hereafter be amended. Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

(B)          The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation, or has or had agreed to become a director of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Clause (D) of this Article VII, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors.

(C)          The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VII or otherwise.

(D)          If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article VII is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(E)           The rights conferred on any Covered Person by this Article VII shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

(F)           Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

This Article VII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.